PURCHASE AGREEMENT

                                  by and among

                            AMERICAN CYANAMID COMPANY

                       AMERICAN HOME PRODUCTS CORPORATION

                                       and

                             BASF AKTIENGESELLSCHAFT


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                                      -iii-

                                TABLE OF CONTENTS

                                                                          Page

ARTICLE 1    DEFINITIONS...................................................1

ARTICLE 2    THE ACQUISITION...............................................11
        2.1   PURCHASE AND SALE............................................11
        2.2   ASSUMPTION OF LIABILITIES....................................11

ARTICLE 3    CLOSING; PURCHASE PRICE ADJUSTMENT............................11
        3.1   THE CLOSING..................................................12
        3.2   DELIVERIES BY BUYER..........................................12
        3.3   DELIVERIES BY SELLERS........................................13
        3.4   FURTHER ASSURANCES AND OTHER JOINT VENTURE INTERESTS.........14
        3.5   CLOSING STATEMENT............................................16
        3.6   ADJUSTMENT OF PURCHASE PRICE.................................17
        3.7   XXXXXX ADJUSTMENT............................................18

ARTICLE 4    REPRESENTATIONS AND WARRANTIES OF SELLERS.....................18
        4.1   ORGANIZATION, GOOD STANDING, POWER, ETC......................18
        4.2   CAPITALIZATION OF THE COMPANIES..............................19
        4.3   EFFECT OF AGREEMENT..........................................20
        4.4   FINANCIAL STATEMENTS AND NET ASSET VALUE.....................20
        4.5   ABSENCE OF CERTAIN CHANGES OR EVENTS.........................21
        4.6   TAXES........................................................22
        4.7   REAL PROPERTY................................................23
        4.8   GOOD TITLE TO AND CONDITION OF ASSETS........................23
        4.9   CONTRACTS....................................................23
        4.10  INTELLECTUAL PROPERTY RIGHTS.................................25
        4.11  LITIGATION AND CLAIMS........................................26
        4.12  COMPLIANCE WITH LAW; APPLICABLE PERMITS......................26
        4.13  ENVIRONMENTAL MATTERS........................................26
        4.14  REGULATORY MATTERS...........................................27
        4.15  LABOR MATTERS................................................28
        4.16  BROKER'S FEES................................................28
        4.17  INTERCOMPANY AGREEMENTS......................................28
        4.18  NO OTHER REPRESENTATIONS OR WARRANTIES; DISCLOSURE...........28

ARTICLE 5    REPRESENTATIONS AND WARRANTIES OF BUYER.......................29
        5.1   CORPORATE ORGANIZATION.......................................29
        5.2   AUTHORITY RELATIVE TO THIS AGREEMENT.........................29
        5.3   BROKER'S FEES................................................29
        5.4   CONSENTS AND APPROVALS; NO VIOLATIONS........................30
        5.5   FINANCIAL CAPABILITY.........................................30
        5.6   SECURITIES ACT...............................................30
        5.7   NO OTHER REPRESENTATIONS OR WARRANTIES.......................30

ARTICLE 6    CONDUCT OF BUSINESS PENDING THE CLOSING.......................30
        6.1   CONDUCT OF BUSINESS PENDING THE CLOSING......................30
        6.2   PERMITTED ACTIONS............................................32
        6.3   CHANGE OF NAME...............................................33

ARTICLE 7   ADDITIONAL AGREEMENTS..........................................33
        7.1   EXPENSES.....................................................33
        7.2   ADDITIONAL AGREEMENTS........................................34
        7.3   ACCESS TO INFORMATION........................................34
        7.4   FILINGS AND AUTHORIZATIONS...................................34
        7.5   TAX MATTERS..................................................35
        7.6   USE OF CERTAIN NAMES.........................................39
        7.7   REMOVAL OF INTERNATIONAL ASSETS..............................39
        7.8   ACCESS TO RECORDS AFTER CLOSING..............................39
        7.9   REPLACEMENT OF GUARANTY OBLIGATIONS..........................40
        7.10  NON-SOLICITATION.............................................40
        7.11  TERMINATION OF INTERCOMPANY AGREEMENTS/ ARRANGEMENTS.........40
        7.12  CERTAIN CONTRACTS............................................40

ARTICLE 8    CONDITIONS....................................................40
        8.1   CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE TRANSACTIONS
        CONTEMPLATED BY THIS AGREEMENT.....................................40
        8.2   CONDITIONS TO THE OBLIGATION OF SELLERS......................41
        8.3   CONDITIONS TO THE OBLIGATION OF BUYER........................41

ARTICLE 9    AGREEMENTS WITH RESPECT TO EMPLOYEES AND EMPLOYEE BENEFITS....42
        9.1   U.S. EMPLOYEE PLANS..........................................42
        9.2   INTERNATIONAL PLANS..........................................43
        9.3   BUYER'S OBLIGATIONS TO EMPLOYEES.............................44
        9.4   TREATMENT  OF  SELLERS'  AND  BUYER'S  U.S.  EMPLOYEE  PLANS
        AND U.S.  BENEFIT ARRANGEMENTS.....................................46
        9.5   INTERNATIONAL EMPLOYEES OF THE EUROPEAN UNION ("EU").........48
        9.6   TREATMENT OF SELLERS' INTERNATIONAL PLANS....................49
        9.7   STOCK OPTIONS................................................51
        9.8   NO THIRD PARTY BENEFICIARIES.................................51

ARTICLE 10   TERMINATION, AMENDMENT AND WAIVER.............................51
        10.1  TERMINATION..................................................51
        10.2  EFFECT OF TERMINATION........................................52

ARTICLE 11   INDEMNIFICATION...............................................52
        11.1  INDEMNIFICATION..............................................52
        11.2  PROCEDURES...................................................56
        11.3  LIMITATIONS..................................................58
        11.4  INDEMNIFICATION AS SOLE REMEDY...............................58

ARTICLE 12   GENERAL PROVISIONS............................................58
        12.1  PUBLIC STATEMENTS............................................58
        12.2  NOTICES......................................................59
        12.3  SURVIVAL OF REPRESENTATIONS AND WARRANTIES...................60
        12.4  AMENDMENT....................................................60
        12.6  PARTIES IN INTEREST..........................................60
        12.7  SELLERS' KNOWLEDGE...........................................60
        12.8  GOVERNING LAW; MISCELLANEOUS.................................61
        12.9  DISCLOSURE SCHEDULE..........................................62


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                               PURCHASE AGREEMENT

                  This PURCHASE AGREEMENT dated as of March 20, 2000 (the "Agreement") by and among AMERICAN CYANAMID COMPANY, a Maine corporation ("Cyanamid"), AMERICAN HOME PRODUCTS CORPORATION, a Delaware corporation ("AHP"; and AHP together with Cyanamid, being, "Sellers"), and BASF Aktiengesellschaft, a corporation organized under the laws of Germany ("Buyer").

                              W I T N E S S E T H:

                  WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to acquire from Sellers, certain assets, and to assume certain liabilities, in each case relating to Sellers' crop protection business, which the parties agree will be achieved pursuant to the purchase and sale of the Assets (as defined herein) and the Shares (as defined herein), all on the terms and subject to the conditions set forth herein;

                  WHEREAS, the Assets included in the purchase and sale are owned by Sellers and the Asset Transferor Entities (as defined herein) and Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers and the Asset Transferor Entities, the Assets;

                  WHEREAS, the Shares included in the purchase and sale are owned by the Share Transferor Entities (as defined herein) and Sellers desire to sell to Buyer, and desire that such Share Transferor Entities sell to Buyer, and Buyer desires to purchase from Sellers and such Share Transferor Entities, the Shares; and

                  WHEREAS, in connection with such purchase and sale, Buyer is willing to assume certain liabilities of Sellers and its Affiliates (as defined herein) and to assume certain obligations regarding the employment of those employees of Sellers and such Affiliates primarily engaged in the conduct of the Business (as defined herein), all on the terms and conditions herein set forth.

                  NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

                              ARTICLE 1 DEFINITIONS

                  Whenever used in this Agreement, the terms defined below shall have the indicated meanings:


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                                   2

1.1 "Access Agreement" shall mean the access agreement to be executed between a Seller and Buyer, substantially in the form of Exhibit D.

1.2 "Accountant" shall have the meaning set forth in Section 3.5(c).

1.3 "Affiliate" shall mean, with respect to any Person, any Person which directly or indirectly through stock ownership or through other arrangements either controls, or is controlled by or is under common control with, such Person, provided, however, for purposes of this Agreement the term "Affiliate" shall not include (i) subsidiaries or other entities in which a Person owns a majority of the ordinary voting power to elect the majority of the board of directors or other governing board but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect and (ii) the Joint Venture Entities

1.4 "Agreement" shall mean this Agreement and any supplements, amendments, exhibits and schedules hereto.

1.5 "Aggrieved Party" shall have the meaning set forth in Section 11.2(a).

1.6 "Animal Health Business" shall mean the business of Sellers and their Affiliates relating to the discovery, research, development, manufacturing, formulation, licensing, marketing, distribution and sale of products, including, without limitation, pharmaceuticals, nutritionals, pesticides and biologicals (including vaccines, antibodies, interleukins, somatotropins, large molecule therapeutics, proteins and peptides) as each of the foregoing is used or held for use for the treatment, prevention, correction, amelioration or diagnosis of disease, illness, injury or any other condition in non-human animals.

1.7 "Applicable Laws" shall mean all laws, statutes, regulations and ordinances of any Governmental Authority having jurisdiction over the Companies or the Assets or the Business, as may be in effect on or prior to the Closing.

1.8 "Applicable Permits" shall mean any waiver, exemption, variance, permit, authorization, license or similar approval, required to be obtained or maintained under Applicable Laws in connection with the Companies, the Assets or the Business.

1.9 "Asset Transferor Entities" shall mean each Affiliate of AHP transferring Assets pursuant to this Agreement. The Asset Transferor Entities are listed in Exhibit A.

1.10 "Assets" shall mean, collectively, all assets of any kind, nature and description owned by Sellers or the Asset Transferor Entities and used primarily in the Business, but shall not include the Shares, the Other Joint Venture Interests, the XXXXX Agreements and the Excluded Assets.

1.11 "Assumed Contracts" shall mean the Contracts, other than the XXXXX Agreements, which are included in the Assets and are being conveyed by the Asset Transferor Entities.

1.12 "Assumed Liabilities" shall mean any and all liabilities of Sellers or the Asset Transferor Entities arising out of the conduct of the Business which exist on or after the Closing Date, including without limitation, (i) the obligations of Sellers or the Asset Transferor Entities under the Assumed Contracts, (ii) the XXXXX Obligations, and (iii) any and all liabilities to the Employees except to the extent any such liability is retained by Sellers or their Affiliates pursuant to Article 9, in each case other than Excluded Liabilities. For purposes of clarity, it is understood that Assumed Liabilities shall relate only to the purchase and sale of the Assets and that, by operation of law, the liabilities of the Companies shall remain with the Companies, subject to (x) allocation of Taxes set forth in Section 7.5, (y) employee matters set forth in
Article 9, and (z) the indemnification provisions set forth herein.

1.13 "Base Net Asset Value" shall have the meaning set forth in Section 3.6.

1.14 "Books and Records" shall mean the books and records of (i) Sellers and the Asset Transferor Entities, to the extent related primarily to the Business, and
(ii) the Companies.

1.15 "Business" shall mean the business of the Companies together with the business conducted by the Asset Transferor Entities existing on the date hereof related primarily to (x) the discovery, research, development, manufacture, formulation, licensing, marketing and/or selling of (i) pesticides (such as herbicides, insecticides, acaricides, nematicides, fungicides and rodenticides);
(ii) plant regulators; (iii) oils, crop oils and surfactants; (iv) plant varieties, lines, hybrids and inbreds, including mutants, derivatives and parts thereof and genetic material relating thereto; and (v) biological materials and systems and those biologically derived or biologically synthesized; as each of the foregoing is used in agriculture (other than animals), aquaculture, horticulture, forestry (including for protection during transport or storage of harvested agricultural (other than animals), aquacultural, horticultural and/or forestry products), turf management and vegetation control for home and garden, consumer, industrial, commercial and public health applications, and (y) the research, development and formulation of biotechnological processes primarily directed to crop protection and seeds, but in each case specifically excluding
(i) the Excluded Assets, and (ii) the Excluded Liabilities. Pesticides and plant regulators as are defined in 7 U.S.C. ss. 136.

1.16  "Closing" shall have the meaning set forth in Section 3.1.

1.17  "Closing Date" shall have the meaning set forth in Section 3.1.

1.18  "Closing Net Asset Value" shall have the meaning set forth in
Section 3.5(a).

1.19  "Closing Statement" shall have the meaning set forth in Section 3.5(a).

1.20  "Code" shall mean the U.S. Internal Revenue Code of 1986, as amended.

1.21 "Companies" shall mean those entities that are directly or indirectly wholly-owned by Sellers or their Affiliates that are or will be at Closing engaged exclusively in the conduct of the Business (or engaged exclusively in the conduct of the Business and providing services to other businesses of Sellers or their Affiliates as provided for in this Agreement), each of which is listed in Exhibit A.

1.22 "Competition Laws" shall mean all Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

1.23 "Constituent Documents" shall mean, with respect to any company, such company's articles of incorporation and by-laws, or other similar documents prescribed by the Applicable Laws of such company's jurisdiction of incorporation.

1.24 "Contracts" shall mean all leases, subleases, rental agreements, insurance policies, sales orders, licenses, agreements, purchase orders, instruments of indebtedness, guarantees and any and all other contracts or binding arrangements of the Sellers, the Asset Transferor Entities and the Companies, in each case, relating primarily to the Business, but shall not include any contracts or other binding arrangements related primarily to the Excluded Assets or Excluded Liabilities.

1.25 "Cyanamid Companies" shall mean Sellers, the Share Transferor Entities and the Asset Transferor Entities.

1.26  "Costs" shall have the meanings set forth in Section 11.1(a).

1.27  "Delayed Closings" shall have the meaning set forth in Section 3.4(e).

1.28 "Disclosure Schedule" shall mean that certain schedule identified as such and delivered by Sellers to Buyer pursuant to the Agreement, as Section 4.10(a) of the Disclosure Schedule may be supplemented and updated from time to time; provided, however, that any such supplement shall not materially change the information previously set forth therein.

1.29  "Employees" shall mean the U.S. Employees and the Ex-U.S. Employees.

1.30 "Encumbrances" shall mean all claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, title retention agreements, indentures, security agreements or any other encumbrances of any kind.

1.31 "Environmental Laws" shall mean all Applicable Laws, including any judicial or administrative order, consent decree or judgment to which order, decree or judgment one or more of the Companies is a party or which relates to any of the Assets or the Business, relating to the protection or pollution of the environment, exposure of persons to hazardous materials or substances, or natural resources, including the Comprehensive Environmental Response Compensation and Liability Act, as amended (42 U.S.C. ss.9601 et seq.) ("CERCLA"), the Federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act and the Hazardous and Solid Waste Amendments thereto, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and any similar or analogous statutes, or regulations of any Governmental Authority, as each of the foregoing exists on the Closing Date.

1.32 "Environmental Reports" shall mean the reports listed in Section 4.13 of the Disclosure Schedule, including the Phase I and Phase II Environmental Site Assessments prepared in connection with the transactions contemplated by this Agreement.

1.33 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

1.34 "ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

1.35 "Ex-U.S. Employees" shall mean all (i) individuals who, on the Closing Date, are actively employed outside of the United States and Puerto Rico by Sellers and their Affiliates and whose employment and responsibilities relate primarily to the Business (either directly or indirectly by providing back office or host support to the Business); and (ii) individuals outside of the United States and Puerto Rico who would have been included in subsection (i) above, if they were actively employed on the Closing Date but who are on short-term (not more than 180 days) disability leave, authorized leave of absence or military service or lay-off with recall rights from Sellers or their Affiliates as of the Closing Date; provided that such individuals return to work within the 180 day period following the Closing, or within such longer period as the individual has statutory re-employment rights.

1.36 "Excluded Assets" shall mean the assets of Sellers and certain of their Affiliates (all of which are expressly excluded from the purchase and sale contemplated hereby) set forth on Exhibit B.

1.37 "Excluded Liabilities" shall mean the following liabilities of Sellers and the Asset Transferor Entities (all of which are expressly excluded from the purchase and sale contemplated hereby):

                  (i)      Tax Liabilities;

                  (ii) intercompany liabilities (other than (x) accounts payable of the Companies arising from transactions among the Companies and (y) liabilities and obligations of the Business arising under the Contracts listed in Section 6.2 of the Disclosure Schedule;

                  (iii) liabilities retained by Sellers and their Affiliates pursuant to the provisions of Article 9; and

                  (iv) liabilities relating to the Excluded Assets. For the purposes of clarity, it is understood that Excluded Liabilities shall relate only to the purchase and sale of the Assets and that, by operation of law, the liabilities of the Companies shall remain with the Companies, subject to (x) Allocation of Taxes set forth in Section 7.5, (y) employee and employee benefit matters set forth in Article 9, and (z) the indemnity provisions set forth herein.

1.38 "Final Net Asset Value" shall have the meaning set forth in Section 3.5(c).

1.39  "Financial Statements" shall have the meaning set forth in Section 4.4(a).


1.40  "GAAP" shall mean United States generally accepted accounting principles.

1.41 "Governmental Authority" shall mean any governmental department, commission, board, bureau, agency, court or other instrumentality of the United States or any other country, jurisdiction, municipality or other political subdivision thereof or any other supranational organization of sovereign states, where any of the Companies is now operating or has operated or where any of the Assets are located.

1.42  "HSR Act" shall have the meaning set forth in Section 7.4.

1.43 "Hazardous Substance" shall mean any hazardous substance as that term is defined in CERCLA and any other substance, material or waste regulated by any Environmental Law, and shall include, but not be limited to, petroleum, including crude oil or any fraction thereof, asbestos and chlorinated organic compounds.

1.44  "Indemnifying Party" shall have the meaning set forth in Section 11.2(a).

1.45 "Intellectual Property" shall mean (i) Patents, (ii) Know-how, (iii) Trademarks and (iv) copyrights, copyright registrations and applications for registration, inventions and all other intellectual property rights whether registered or not, in the case of subsection (iv) which are licensed to or owned by (x) Sellers or the Asset Transferor Entities and used primarily in the Business or (y) any of the Companies, in each case other than the Excluded Assets.

1.46 "International Plans" shall have the meaning set forth in Section 9.2(a).

1.47 "Joint Venture Entities" shall mean the entities listed in Section (c) of Exhibit A in which Sellers or their Affiliates hold less than all of the outstanding equity interest, which entities have certain assets primarily related to the Business.

1.48 "Joint Venture Interests" shall mean (a) the equity interests of the Sellers or their Affiliates in the Joint Venture Entities as defined and listed in Section (d) of Exhibit A that are not owned by one of the Companies (the "Transferable Joint Venture Interests") and (b) the equity interests of the Sellers or their Affiliates in the Joint Venture Entities as defined and listed in Section (e) of Exhibit A (the "Other Joint Venture Interests").

1.49 "Know-how" shall mean all product specifications, processes, product designs, plans, ideas, concepts, manufacturing, engineering and other manuals and drawings, technical information, trade secrets, data, research records, all promotional literature, customer and supplier lists and similar data and information, and all other confidential or proprietary technical and business information licensed to or owned by (x) Sellers or the Asset Transferor Entities and used primarily in the Business or (y) any of the Companies, in each case other than the Excluded Assets.

1.50 "Leased Real Property" shall mean all real property, including any buildings, structures, fixtures and improvements thereon or appurtenances thereto leased by (x) Sellers or the Asset Transferor Entities and used primarily in the Business or (y) any of the Companies, in each case other than Excluded Assets.

1.51     [Intentionally Deleted.]

1.52 "Material Adverse Effect" shall mean any event, change, circumstance or effect that is materially adverse to the business, assets, operations, results of operations or financial condition of the Business, taken as a whole, other than any event, change, circumstance or effect relating (x) to the economy in general, (y) in general to the industries in which the Business operates and not specifically relating to the Business; provided that the Business, taken as a whole, is not materially disproportionately affected as compared to other Persons engaged in such industry by such event, change, circumstance or effect or (z) changes, circumstances and effects relating to the announcement of the transactions contemplated by this Agreement.

1.53  "Minimum Loss" shall have the meaning set forth in Section 11.3.

1.54 "Multiemployer Plan" means each U.S. Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

1.55 "Net Assets" shall mean the (i) sum of (a) the book value of the Assets and
(b) the book value of the Sellers' interest in the total assets of the Companies (excluding the Excluded Assets) and the Joint Venture Entities, to the extent related to the Business, (ii) minus the sum of the book value of the Assumed Liabilities and the book value of the Sellers' interest in the total liabilities of the Companies (excluding the Excluded Liabilities) and the Joint Venture Entities, to the extent related to the Business, all calculated in accordance with GAAP applied in a manner consistent with the preparation of the Financial Statements.

1.56 "Notice of Disagreement" shall have the meaning set forth in Section
3.5(b).

1.57 "Operating Profit" shall mean the amount calculated from the line items set forth on the Statements of Operating Profit of the Business included in the Financial Statements as follows: Net Sales less the sum of the following: Cost of Goods Sold (including royalty payments); Marketing; Selling; Storage, Packaging & Shipping; Administrative; Research & Development; and General Expense.

1.58 "Owned Real Property" shall mean all real property, including any buildings, structures and improvements thereon or appurtenances thereto owned by
(x) Sellers or the Asset Transferor Entities and used primarily in the Business, or (y) any of the Companies, in each case other than the Excluded Assets.

1.59 "Patents" shall mean all patents, and patent applications,(including, without limitation, all reissues, divisions, continuations, continuations-in-part, renewals and extensions of the foregoing) licensed to or owned by (x) Sellers or the Asset Transferor Entities and used primarily in the Business or (y) any of the Companies, in each case other than the Excluded Assets.

1.60 "Patent and Data Rights Agreement" shall mean the Agreement to be executed between Sellers or their Affiliates and Buyer, substantially in the form of Exhibit C, pursuant to which Sellers or their Affiliates convey rights to the Buyer with respect to the Business related to the Shell Agreements and pursuant to which the Buyer assumes the XXXXX Obligations.

1.61 "Pension Plan" or "Pension Plans" means an employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) that is intended to qualify under Section 401(a) of the Code, is subject to the funding requirements of
Section 412 of the Code and is maintained by Sellers or an ERISA Affiliate.

1.62 "Permitted Encumbrances" shall mean each of the following as to which no enforcement, collection, execution or foreclosure proceeding shall have been commenced: (i) any Encumbrances specifically disclosed in the Financial Statements; (ii) liens for Taxes, assessments and other governmental charges not yet due and payable; (iii) immaterial mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like liens arising or incurred in the ordinary course of business or other Encumbrances that are a matter of public record; (iv) with respect to Real Property, (A) easements, quasi-easements, licenses, covenants, rights-of-way, and other similar restrictions, including without limitation any other agreements, conditions or restrictions, in each case, which are a matter of public record and which would not, individually or in the aggregate, materially adversely affect the use of such property in the manner currently being utilized by the Business, (B) any conditions that would be shown by a current survey or physical inspection and (C) zoning, building and other similar restrictions pursuant to Applicable Laws; and (v) other Encumbrances which, individually or in the aggregate with such other Encumbrances, are not material and would not be required to be disclosed or reflected on a combined balance sheet of the Business prepared in accordance with GAAP and which would not, individually or in the aggregate, materially adversely affect the use of such property in the manner currently being utilized by the Business.

1.63 "Person" shall mean an individual, a corporation, limited liability company, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

1.64 "Purchase Price" shall have the meaning set forth in Section 2.1.

1.65 "Real Property" shall mean the Owned Real Property and the Leased Real Property.

1.66 "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching of Hazardous Substances into the environment.

1.67 "XXXXXX Agreement" shall mean that certain Amended and Restated XXXXXX XXXXXXXXXXXXXXXXXX Agreement, dated XXXXXXXXXXXXX, between XXXXXXXX and XXXXXXXX XXXXXXXXXXXX.

1.68  "Section 3.5(a) Documents" shall have the meaning set forth in
Section 3.5(a).

1.69  "Securities Act" shall mean the Securities Act of 1933, as amended.


1.70 "Shares" shall mean the outstanding equity interests in the Companies and the Transferable Joint Venture Interests, in each case outstanding as of the Closing Date.

1.71 "Share Transferor Entities" shall mean each Affiliate of AHP transferring Shares pursuant to this Agreement as listed in Exhibit A.

1.72 "XXXXX Agreements" shall mean the XXXXXXXXX Agreement, dated XXXXXXXXXX XXXX, between XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX and XXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX.

1.73 "XXXXX Obligations" shall mean the obligations of XXXXXXXX and its Affiliates related to the Business, the Assets and/or the Companies under the XXXXXXXXXXXXXXXX, as such obligations exist under such agreements, taking into account all provisions thereof including, without limitation, governing law and dispute resolution.

1.74 "Straddle Period" shall mean any taxable year or period beginning before and ending after the Closing Date.

1.75 "Subsidiary" shall mean, as to any Person, any corporation, partnership, limited liability company or joint venture, of which (or in which) such Person, together with one or more of its subsidiaries, owns 100% of the interest in the capital or profits of such corporation, limited liability company, partnership or joint venture.

1.76 "Tax Affiliate" of a Person shall mean any Affiliate (determined without regard to the proviso of Section 1.3 hereof) of said Person which was included, or includable, in a Tax Return in which such Person was included as a member.

1.77 "Tax Assets" shall mean all assets comprising receivables or refunds or prepayments for Taxes relating to the Assets or the Business for taxable periods or portions thereof ending on or before the Closing Date; provided, however, that for purposes of determining Net Assets hereunder, Tax Assets shall include deferred Tax Assets and shall exclude value added taxes and payroll and employment taxes (including all contributions or premiums pursuant to industry or governmental social security laws or pursuant to other tax laws or regulations).

1.78 "Tax Liabilities" shall mean all liabilities for Taxes imposed on Sellers and their Affiliates or relating to the Assets or the Business for taxable periods or portions thereof ending on or before the Closing Date; provided, however, that for purposes of determining Net Assets hereunder, Tax Liabilities shall exclude value added taxes and payroll and employment taxes (including all contributions or premiums pursuant to industry or governmental social security laws or pursuant to other tax laws or regulations).

1.79 "Tax Returns" shall mean all reports, returns, schedules and any other documents required to be filed with respect to Taxes and all claims for refunds of Taxes.

1.80 "Tax Sharing Arrangement" shall mean any written or unwritten agreement or arrangement for the allocation or payment of Tax Liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes any of the Companies.

1.81 "Taxes" (and with correlative meanings, "Tax" and "Taxable") shall mean all taxes of any kind imposed by a federal, state, local or foreign Governmental Authority, and any payments made to another party pursuant to a Tax Sharing Arrangement, indemnity or other similar arrangement, including but not limited to those on, or measured by or referred to as income, gross receipts, financial operation, sales, use, ad valorem, value added, franchise, profits, license, withholding, payroll (including all contributions or premiums pursuant to industry or governmental social security laws or pursuant to other tax laws and regulations), employment, excise, severance, stamp, occupation, premium, property, transfer or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by such Governmental Authority with respect to such amounts.

1.82 "Trademarks" shall mean (i) trademarks, service marks, trade names, trade dress, domain names, labels, logos and all other names and slogans associated with any products or services of the Business, or embodying associated goodwill of the Business related to such products or services, whether or not registered, and any applications or registrations therefor; and (ii) any associated goodwill incident thereto; in each case owned by or licensed to (x) Sellers and the Asset Transferor Entities and used primarily in the Business or (y) the Companies; and further in each case other than (A) the Excluded Assets and (B) the trademarks, service marks, trade names, domain names and associated trade dress, packaging, logos, and labels containing "American Home", "AHP", "Wyeth", "Fort Dodge" and "Lederle" or any derivative or anything imitative thereof or which resembles or is confusingly similar thereto.

1.83 "Transition Services Agreements" shall mean the transition services agreements to be entered into between Sellers or their Affiliates and Buyer, its Affiliates or the Companies in a form to be agreed to in good faith by Buyer and a Seller and which shall include without limitation the services described on
Section 7.10 (B) of the Disclosure Schedule.

1.84  "U.S. Benefit Arrangements" shall have the meaning set forth in
Section 9.1(d).

1.85  "U.S. Employee Plans" shall have the meaning set forth in Section 9.1(a).

1.86 "U.S. Employees" shall mean (i) all individuals who, on the Closing Date, are actively employed in the United States, including Puerto Rico, by Sellers or their Affiliates and whose employment and responsibilities relate primarily to the Business (except for any employee listed on Section 7.10 (A) of the Disclosure Schedule who does not accept an offer of employment from Buyer); and
(ii) all individuals who would have been included in subsection (i) above, if they were actively employed on the Closing Date, but who are on short-term (not more than 180 days) disability leave, authorized leave of absence or military service or lay-off with recall rights from Sellers or their Affiliates as of the Closing Date; provided that such individuals return to work within the 180 day period following the Closing, or within such longer period as the individual has statutory re-employment rights.

     Additional definitions are set forth in Article 9.

                            ARTICLE 2 THE ACQUISITION

                  2.1      PURCHASE AND SALE.

                  Upon the terms and subject to the conditions of this Agreement, (x) Sellers shall (and shall cause the Share Transferor Entities and the Asset Transferor Entities to) sell, assign, transfer and deliver to Buyer or one or more of its wholly-owned subsidiaries designated in writing by Buyer (unless such designation would lead to further required approvals of third parties or Governmental Authorities) the Shares and the Assets, and (y) Buyer or one or more of its wholly-owned subsidiaries designated in writing by Buyer (unless such designation would lead to further required approvals of third parties or Governmental Authorities), shall purchase and accept the Shares and the Assets from Sellers and such Share Transferor Entities and Asset Transferor Entities, subject to the Assumed Liabilities, for an aggregate purchase price of $3,800,000,000 (Three Billion Eight Hundred Million Dollars), payable at Closing, subject to adjustment as provided in Section 3.6 (the price as so adjusted is herein called the "Purchase Price").

                  2.2      ASSUMPTION OF LIABILITIES.

                  With respect to the purchase and sale of the Assets, in addition to payment of the Purchase Price and pursuant to assumption agreements to be executed and delivered in accordance with Section 3.2(e), Buyer will assume at the Closing and subsequently, in due course, pay, honor and discharge all of the Assumed Liabilities.

                  ARTICLE 3 CLOSING; PURCHASE PRICE ADJUSTMENT

                  3.1      THE CLOSING.

                  Unless this Agreement shall have been terminated, on the terms and subject to the conditions of this Agreement, the closing of the sale and purchase of the Shares and the Assets and the consummation of the other transactions contemplated hereby (the "Closing") shall take place at the offices of American Home Products Corporation, Five Giralda Farms, Madison, New Jersey 07940 on the fifth business day after the date on which the last to be fulfilled or waived of the conditions set forth in Article 8 shall be fulfilled or waived in accordance with this Agreement or at such other time, date or place as the parties may mutually agree upon in writing (the "Closing Date"). At the Closing, the parties to this Agreement will exchange funds, certificates and other documents specified in this Agreement. For purposes of this Agreement, the Closing will be treated as if it occurred at the open of business at each location of the Business on the Closing Date.

                  3.2      DELIVERIES BY BUYER.

                  At the Closing, Buyer shall deliver, or cause to be delivered, to Sellers the following:

                  (a) the amount of the Purchase Price specified in Section 2.1 to be paid at Closing, payable by wire transfer in immediately available funds on the Closing Date to an account specified in writing by Sellers, with such notice to be delivered no less than two business days prior to the Closing Date;

                  (b) the certificate by an officer of Buyer required to be delivered pursuant to Section 8.2(c);

                  (c) a certificate, signed by an authorized officer of Buyer, certifying (i) the due organization and good standing of Buyer, (ii) the corporate resolutions of Buyer authorizing the transactions contemplated by this Agreement, and (iii) the incumbency of officers of Buyer executing this Agreement and the other agreements, instruments or certificates delivered upon the Closing;

                  (d) the Transition Services Agreements, duly executed by Buyer or its Affiliates;

                  (e) the Patent and Data Rights Agreement, duly executed by Buyer;

                  (f) such instruments of assumption and other certificates, instruments or documents, in form and substance reasonably acceptable to Sellers, as may be necessary to effect Buyer's assumption under Applicable Laws of the Assumed Liabilities;

                  (g)      the Access Agreement, duly executed by Buyer; and

                  (h) such other instruments and documents, in form and substance reasonably acceptable to Sellers and Buyer, as may be reasonably necessary to effect the Closing.

                  3.3      DELIVERIES BY SELLERS.

                  At the Closing, Sellers shall deliver, or cause to be delivered by their Affiliates, to Buyer the following:

                  (a) certificates representing the Shares duly endorsed for transfer to Buyer or accompanied by stock powers duly executed in blank, or, in the case of Shares of non-U.S. companies, evidence of the transfer of such Shares in accordance with the Applicable Laws of the jurisdictions in which such non-U.S. companies are organized;

                  (b) the certificate by officers of Sellers required to be delivered pursuant to Section 8.3(c);

                  (c) a certificate, signed by an authorized officer of each of Sellers, certifying (i) the due organization and good standing of Sellers, (ii) the corporate resolutions of Sellers authorizing the transactions contemplated by this Agreement, and (iii) the incumbency of officers of the Sellers executing this Agreement and the other agreements, instruments or certificates delivered upon the Closing;

                  (d) the stock books, stock ledgers, minute books and corporate seals of each of theCompanies;

                  (e) the Transition Services Agreements, duly executed by AHP or one of its Affiliates;

                  (f) bills of sale, deeds and any other appropriate instruments of sale and conveyance, in form and substance reasonably acceptable to Buyer, transferring under Applicable Laws all real property or tangible personal property included in the Assets to Buyer or its Affiliates;

                  (g) the Patent and Data Rights Agreement, duly executed by AHP;

                  (h) bills of sale, assignments and any other appropriate instruments of sale and conveyance, in form and substance reasonably acceptable to Buyer, transferring under Applicable Laws all Intellectual Property to Buyer or its Affiliates (it being understood and agreed that Buyer, at its own expense shall prepare any and all individual assignment documents required in the respective countries and record them in Buyer's discretion, to the extent not required by Applicable Law, in the national patent and trademark and other government offices, as applicable);

                  (i) assignments or, where necessary, subleases, in form and substance reasonably acceptable to Buyer, assigning or subleasing to Buyer or its Affiliates under Applicable Laws all Assumed Contracts;

                  (j) except with respect to any loans extended to XXXXXXXXXX, such instruments of cancellation and other appropriate documents, in form and substance reasonably acceptable to Buyer, cancelling all loans or other obligations for borrowed money owed by any of the Companies to Sellers or any of their Affiliates (other than the Companies), duly executed by Sellers or such Affiliates, as the case may be;

                  (k) such other instruments and documents, in form and substance reasonably acceptable to Buyer and Sellers, as may be reasonably necessary to effect the Closing; and

                  (l) letters of resignation executed by the directors of each of the Companies and such letters executed by officers of the Companies as shall be requested by Buyer;

                  (m)      a receipt for the Purchase Price; and

                  (n)      the Access Agreement, duly executed by Seller.

                  3.4      FURTHER ASSURANCES AND OTHER JOINT VENTURE INTERESTS.

                  (a) From time to time, at Buyer's or Sellers' request, and in accordance with Section 7.2, whether at or after the Closing Date, Buyer or Sellers, as the case may be, shall, and shall cause their respective Affiliates to, execute and deliver such further instruments of conveyance, transfer and assignment, cooperate and assist in providing information for making and completing regulatory filings, and take such other actions as Buyer or Sellers, as the case may be, may reasonably require of the other to more effectively assign, convey and transfer to such party the Shares, the Assets and, subject to subparagraph (e) below, the interests of Sellers and their Affiliates in the Business relating to the Other Joint Venture Entities (to the extent related to the Business), and to assume the Assumed Liabilities, as contemplated by this Agreement.

                  (b) To the extent that the assignment of any Assumed Contract to Buyer hereunder shall require the consent of the other party thereto, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof. Sellers will use their diligent efforts to obtain the consent of the other parties to such Assumed Contracts for the assignment thereof to Buyer, provided, however, that Sellers shall not be obligated to make any payment or take any other commercially unreasonable action to obtain any such consent. If any such consent is not obtained, Sellers shall, and shall cause their Affiliates to, cooperate with Buyer in any arrangement reasonably requested by Buyer to provide for Buyer the benefits under any such Contract, including the enforcement at the cost of and for the benefit of Buyer of any and all rights thereunder of Sellers or their respective Affiliates against the other party thereto.

                  (c) (i) To the extent that any of the Assets or the assets of the Companies transferred to Buyer as contemplated herein include rights or assets that (x) are necessary for the operation of any business (other than the Business) of Sellers or their Affiliates and (y) were used by Sellers or any of their Affiliates prior to Closing, Buyer agrees, to the extent possible, to transfer, convey, assign, license, sublicense or enter into another arrangement with respect to such rights or assets so that Sellers and their Affiliates have substantially similar benefits (subject to the burdens) of such rights and assets for such other business as they had prior to the Closing; provided that the foregoing shall not require Buyer (A) to permit Sellers or their Affiliates to use such rights or assets in the Business or (B) to transfer, convey, assign, license, sublicense or enter into such other arrangement if such action precludes Buyer from using such rights or assets in the Business.

                  (ii) To the extent that the Assets and the assets of the Companies transferred to Buyer as contemplated herein do not include any right or asset, other than Excluded Assets, that (x) was owned by or licensed to Sellers or their Affiliates at Closing, (y) is necessary for the operation of the Business and (z) was used by Sellers or their Affiliates in the Business prior to Closing, Sellers agree, to the extent possible, to transfer, convey, assign, license, sublicense or enter into another arrangement with respect to such right or asset so that Buyer has substantially similar benefits (subject to the burdens) of such right or asset for the Business as did Sellers or their Affiliates in conducting the Business prior to Closing; provided that the foregoing shall not require Sellers or their Affiliates (A) to permit Buyer to use such right or asset in any business other than the Business or (B) to transfer, convey, assign, license, sublicense or enter into such other arrangement if such action precludes Sellers or their Affiliates from using such right or asset in their businesses (other than the Business).

                  (d) It is the intention of the parties hereto for Sellers to convey to Buyer at or, subject to subsection (e) below, as soon as practicable after the Closing, the Other Joint Venture Interests or other interests equivalent thereto as more fully described in Section 3.4(d) of the Disclosure Schedule.

                  (e) Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, assignment, transfer or delivery or attempted sale, assignment, transfer or delivery to Buyer or its designated Affiliates of any Asset, Shares or Other Joint Venture Interests is prohibited by any Applicable Law or would require any governmental or third-party authorizations, approvals, consents or waivers and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer or delivery, or any attempted sale, assignment, transfer or delivery thereof. Following the Closing, the parties shall use all reasonable efforts, and cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers; provided, however, that neither Sellers nor Buyer nor any Affiliates thereof shall be required to pay any consideration therefor, other than filing, recordation or similar fees payable to any Governmental Entity, which fees shall be shared equally by Buyer, on the one hand, and Sellers, on the other (unless specifically treated otherwise herein). Pending such authorization, approval, consent or waiver, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the profits and other benefits and liabilities of use or ownership of such Asset (and related Assumed Liabilities), Shares or Other Joint Venture Interests (as the case may be) (including liabilities for Taxes relating to such use or ownership or the profits to Buyer therefrom). Once such authorization, approval, consent or waiver for the sale, assignment, transfer or delivery of any such Asset, Shares or Other Joint Venture Interests is obtained, Sellers shall cause the applicable Share Transferor Entities or Asset Transferor Entities to promptly sell, assign, transfer and deliver such Asset (and related Assumed Liabilities), Shares or Joint Venture Interests to Buyer or its designated Affiliates for no additional consideration at a closing to be held on the seventh business day after receipt of all such authorizations, approvals, consents or waivers, or such other time as the Buyer, Sellers may mutually agree (a "Delayed Closing"). To the extent that Buyer is unable to obtain the benefits and liabilities of the use or ownership of any Assets, Shares or Joint Venture Interests, as contemplated by this Section 3.4(e) prior to a Delayed Closing, Sellers and their Affiliates shall be responsible for all Taxes relating to such Assets, Shares or Joint Venture Interests for Taxable periods or portion thereof ending on or prior to the date of the Delayed Closing.

                  (f) Buyer shall pay the full Purchase Price at the Closing notwithstanding any requirement for a Delayed Closing pursuant to Section 3.4(e); provided, however, that if any Delayed Closing pursuant to Section 3.4(e) shall not occur within thirty-six (36) months after the Closing either Sellers or Buyer may by notice in writing to the other party elect to terminate the parties' obligation to buy and sell the assets of the Business subject to such Delayed Closing in which case Sellers shall pay to Buyer, no later than five business days after the date of such notice, in immediately available funds, the portion of the Purchase Price allocable with respect to the assets of the Business not transferred at a Delayed Closing and, from and after the effective date of such payment the arrangement of the parties with respect to the benefits and liabilities of such assets shall also terminate.

                  3.5      CLOSING STATEMENT.

                  (a) As promptly as practicable, but no later than 90 days after the Closing Date, Sellers will cause to be prepared in accordance with GAAP and delivered to Buyer a draft combined adjusted statement, together with notes thereto, of the Net Assets (which shall include any cash, cash equivalents and marketable securities remaining in any of the Companies at the Closing which are not otherwise transferred pursuant to Section 6.2(a)) as of the close of business on the Closing Date (the "Closing Statement") including a schedule based on such Closing Statement setting forth Sellers' calculation of the value of the Net Assets as of the Closing Date (the "Closing Net Asset Value"). The Closing Statement shall include line items and notes substantially consistent with those of the statement of Net Assets as of December 31, 1999 included in the Financial Statements. Buyer, at its own expense, shall cause the Companies and Buyer's Affiliates and their respective employees to assist Sellers in the preparation of the Closing Statement and shall provide Sellers and their independent auditors, Arthur Andersen LLP ("Andersen"), access at all reasonable times to the personnel, properties and Books and Records relating to the Business for such purpose. The Closing Statement shall be accompanied by a draft audit report from Andersen stating that in its opinion the Closing Statement presents fairly, in all material respects, the Net Assets as of the Closing Date in conformity with GAAP, consistently applied, and pursuant to the terms of this Agreement. The Closing Statement and the accompanying audit report are collectively referred to as the "Section 3.5(a) Documents".

                  (b) If Buyer disagrees with Sellers' calculation of Closing Net Asset Value contained in the Section 3.5(a) Documents, Buyer may, within 45 days after delivery of the Section 3.5(a) Documents, deliver a notice to Sellers disagreeing with such calculation and setting forth Buyer's calculation of such amount ("Notice of Disagreement"). Any such Notice of Disagreement shall specify those items or amounts as to which Buyer disagrees, and Buyer shall be deemed to have agreed with all other items and amounts contained in the Section 3.5(a) Documents. If Buyer does not disagree with Sellers' calculation of Closing Net Asset Value contained in the Section 3.5(a) Documents within said 45 days, then Sellers shall cause Andersen to issue the draft audit report referred to in
Section 3.5(a) in final form. In connection with its review of the Closing Statement, Sellers will provide Buyer with reasonable access to the work papers of Sellers' auditors, subject to execution of customary releases among the Sellers and Buyer.

                  (c) If a Notice of Disagreement shall be duly and timely delivered pursuant to Section 3.5(b), the parties shall, during the 15 days following such delivery, use their diligent efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Net Asset Value, which amount shall not be more than the amount thereof shown in the Section 3.5(a) Documents nor less than the amount thereof shown in the Notice of Disagreement. If, during such period, the parties are unable to reach agreement, they shall promptly thereafter cause a mutually acceptable firm of nationally recognized independent public accountants (the "Accountant") promptly to review this Agreement, the appropriate Books and Records and the disputed items or amounts for the purpose of calculating Closing Net Asset Value. In making such determination, the Accountant shall consider only those items or amounts in the Closing Statement or Sellers' calculation of Closing Net Asset Value as to which Buyer has disagreed. The Accountant shall deliver to Sellers and Buyer, as promptly as practicable, a report setting forth such determination. Such report shall be final and binding upon the parties hereto. The cost of such review and report shall be borne (i) by the party whose calculation or calculations, taken together, were furthest from that of the Accountant, or (ii) otherwise equally by Sellers and Buyer. "Final Net Asset Value" means (A) Closing Net Asset Value as shown in the Sellers' calculation delivered pursuant to Section 3.5(a) if no Notice of Disagreement with respect thereto is duly and timely delivered, (B) the amount agreed upon by the parties pursuant to this Section 3.5(c) or (C) in the absence of such agreement, the amount as shown in the Accountant's calculation delivered pursuant to this
Section 3.5(c); provided that Final Net Asset Value shall not in any event be more than Sellers' calculation delivered pursuant to Section 3.5(a) or less than Buyer's calculation pursuant to Section 3.5(b).

                  3.6      ADJUSTMENT OF PURCHASE PRICE.

                  (a) If the amount XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXX) ("Base Net Asset Value") exceeds the Final Net Asset Value, Sellers shall pay to Buyer, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 3.6(b), the amount of such excess. If the Final Net Asset Value exceeds Base Net Asset Value, Buyer shall pay to Sellers, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 3.6(b), the amount of such excess. Any such payment pursuant to this Section 3.6(a) shall be made (i) within 45 days after Sellers' delivery of the Section 3.5(a) Documents if no Notice of Disagreement with respect to Closing Net Asset Value is duly and timely delivered pursuant to
Section 3.5(b) or (ii) if a Notice of Disagreement with respect to Closing Net Asset Value is duly and timely delivered pursuant to Section 3.5(b), then within 10 days after the earlier of (A) agreement between the parties pursuant to
Section 3.5(c) with respect to Closing Net Asset Value or (B) delivery of the Accountant's calculation of Final Net Asset Value pursuant to Section 3.5(c).

                  (b) Any payment made pursuant to this Section 3.6 shall be made by wire transfer or by delivery to the payee of the required amount in immediately available funds. Payee shall have designated its preferred method of payment (and wire instructions, if appropriate) for such purpose at least two
(2) days prior to the date of the required payment (or, if not so designated, by certified or official bank check payable in immediately available funds to the order of the payee in such amount). The amount to be paid under this Section shall bear interest from and including the Closing Date to the date one day prior to payment at a rate per annum equal to the rate publicly announced by The Chase Manhattan Bank in New York, New York as its 30-day LIBOR rate in effect on the Closing Date plus 25 basis points. Interest shall be calculated daily on the basis of a year of 365 days and the actual number of days for which interest is due.

                  3.7      XXXXXX ADJUSTMENT.

                  (a) In the event Cyanamid is required to sell its interest in XXXXXXXXX to XXXXXXXXXXXX pursuant to the terms of the XXXXXXXXXXXXXXXX, Sellers shall promptly deliver to Buyer the consideration received in respect of its Joint Venture Interest in lieu of conveying such interest to Buyer.

                  (b) In the event Cyanamid is required to purchase XXXXXXXXXXXXXX interest in XXXXXX, such interest shall be conveyed to Buyer, and Buyer shall be required to promptly deliver to either Sellers or XXXXXXXXXXXXX, as applicable, the consideration for the purchase of such interest.

                  (c) Any adjustments required pursuant to this Section 3.7 shall be considered an adjustment to Purchase Price. Any payments required shall be wired to the appropriate entity within seven business days of receipt of wire transfer instructions.

               ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLERS

                  Sellers hereby jointly and severally represent and warrant to Buyer as follows:

                  4.1      ORGANIZATION, GOOD STANDING, POWER, ETC.

                  (a) Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated. Each of the Companies has the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted and is duly licensed or qualified as a foreign corporation in each domestic or foreign jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Copies of the Constituent Documents of each of the Companies heretofore delivered, furnished or made available to Buyer or its representatives by Sellers, are, as of the date hereof, true and complete in all material respects and in full force and effect, and none of the Companies is in violation or breach of any of the provisions of its respective Constituent Documents in any material respect.

                  (b) Each of the Cyanamid Companies is a corporation duly organized and validly existing under the laws of the jurisdiction in which it is incorporated. Each Seller has the requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby, and, except as set forth in Section 4.1(b) of the Disclosure Schedule, Sellers, the Asset Transferor Entities and the Share Transferor Entities have all requisite corporate power and authority to consummate the transactions contemplated hereby and thereby. Except as set forth in Section 4.1(b) of the Disclosure Schedule, the execution and delivery of this Agreement by Sellers and the execution and delivery by the Cyanamid Companies of the other agreements contemplated hereby, and the consummation by Sellers, the Asset Transferor Entities and the Share Transferor Entities of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such entities and no other or further corporate proceedings will be necessary for the execution and delivery of such agreements by Sellers, the Asset Transferor Entities and the Share Transferor Entities, the performance by Sellers, the Asset Transferor Entities and the Share Transferor Entities of their obligations hereunder and thereunder and the consummation by such entities of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of the Sellers and constitutes a legal, valid and binding obligation of each of the Sellers enforceable against Sellers in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws of general applicability relating to or affecting the enforcement of creditors' rights and general principles of equity.

                  4.2      CAPITALIZATION OF THE COMPANIES.

                  (a) As of the date of this Agreement, the authorized and issued capital stock of each of the Companies is as set forth in Section 4.2(a) of the Disclosure Schedule and all shares of such capital stock are validly issued, outstanding, fully paid and non-assessable. None of the Shares have been issued in violation of any preemptive rights. Except as set forth in Section 4.2(a) of the Disclosure Schedule, none of the Companies owns any interest in any corporation, partnership, joint venture or similar entity, including Affiliates of Sellers. Except as set forth in Section 4.2(a) of the Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating any of the Companies or the Cyanamid Companies to issue or sell any shares of capital stock of or other equity interests in any of the Companies, or any securities or obligations convertible into or exchangeable for any shares of capital stock of any of the Companies or other equity interests in any of the Companies obligating any of the Companies or the Cyanamid Companies to grant, extend, or enter into any such right, agreement, arrangement or commitment.

                  (b) Except as set forth in Section 4.2(b) of the Disclosure Schedule, there are no outstanding contractual obligations of any of the Companies to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, any of the Companies, or to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

                  (c) Except as set forth in Section 4.2(c) of the Disclosure Schedule, Sellers or their Affiliates are the holders of record of and have good, valid and marketable title to all of the Shares, free and clear of any Encumbrances and any preemptive or subscription rights of any Person. Except as set forth in Section 4.2(c) of the Disclosure Schedule, there are no material restrictions with respect to the transferability of the Shares except under Applicable Law.

                  4.3      EFFECT OF AGREEMENT.

                  The execution, delivery and performance by Sellers of this Agreement and the other agreements contemplated hereby and the consummation by Sellers and their Affiliates of the transactions contemplated hereby and thereby will not require any notice to, filing with, or the consent, approval or authorization of, any Person or Governmental Authority, except as contemplated in Section 7.4 hereof or as set forth in Section 4.3 of the Disclosure Schedule, other than where the failure to obtain such consent, approval or authorization, or to give or make any such notice or filing, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as contemplated in Section 7.4 hereof or as set forth in Section 4.3 of the Disclosure Schedule, neither the execution and delivery of this Agreement or of the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) violate or result in a breach or result in the acceleration or termination of, or require any consent under, or the creation in any third party of the right to accelerate, terminate, modify or cancel, any indenture, contract, lease, sublease, loan agreement, note or other obligation or liability to which any of the Companies or the Business is a party or is bound or to which any of the assets of the Companies or the Assets are subject, except for such violation, breach, acceleration or termination which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) conflict with, violate or result in a breach of any provision of the Constituent Documents of the Sellers or any of the Companies in any material respect, or (iii) conflict with or violate any Applicable Laws or court orders in any material respect.

                  4.4      FINANCIAL STATEMENTS AND NET ASSET VALUE.

                  (a) Sellers have delivered to Buyer or its representatives the following (the "Financial Statements"): an audited combined adjusted statement of Net Revenues and Expenses for the year ended December 31, 1999 and a combined statement of adjusted Net Assets as of December 31, 1999 (including notes thereto) which combined adjusted financial statements contain a report from Andersen reporting thereon.

                  (b) The audited combined adjusted statement of adjusted Net Assets included in the Financial Statements fairly presents, in all material respects, the Net Assets as of its date and the audited combined adjusted statement of adjusted Net Revenues and Expenses included in the Financial Statements fairly presents, in all material respects, the Operating Profit for the period set forth therein, in each case in accordance with GAAP, except in each case as set forth in the Notes therein.

                  (c) To Sellers' knowledge, there exist no liabilities or obligations of the Companies, the Business or the Cyanamid Companies (with respect to the Business) whether accrued, absolute, contingent or threatened, which are required to be reflected, reserved for or disclosed under GAAP in financial statements of the Business as of and for the period ended on the date of this representation and warranty, other than (i) liabilities or obligations which are adequately reflected, reserved for or disclosed in the Financial Statements or (ii) liabilities or obligations incurred since December 31, 1999 which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  4.5      ABSENCE OF CERTAIN CHANGES OR EVENTS.

                  Except (x) to the extent arising out of or relating to the transactions contemplated by this Agreement or as otherwise permitted by the terms of this Agreement (including with respect to the Excluded Assets), (y) for Contracts entered into since December 31, 1999, that are included in the Contracts listed on Section 4.9(i) of the Disclosure Schedule, and (z) for matters listed on Section 4.5 of the Disclosure Schedule, since December 31, 1999, (i) the Business has been operated in the ordinary course in a manner substantially consistent with past practice and (ii) there has not been, and there is not reasonably expected to be, any Material Adverse Effect. As amplification and not limitation of the foregoing, with respect to the Business and except as disclosed on Section 4.5 of the Disclosure Schedule, since December 31, 1999, none of the Cyanamid Companies has:

                  (i) sold, transferred, leased, subleased, licensed or otherwise disposed of, to a third party, any property or asset, real, personal or mixed (including, without limitation, leasehold interests and intangible property), which in each case is, individually or in the aggregate, material to the Business, other than the sale of inventories and obsolete equipment and licensing, in each case in the ordinary course of the Business consistent with past practice;

                  (ii) merged with, entered into a consolidation with or acquired an interest of 5% or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, which in any case is, individually or in the aggregate, material to the Business, other than in the ordinary course of the Business consistent with past practice;

                  (iii) made any capital expenditure or commitment for any capital expenditure in excess of U.S.$5,000,000 in the aggregate, other than as set forth on the capital expenditure budget for the Business attached hereto as Exhibit 4.5(iii);

                  (iv) incurred any interest bearing indebtedness or assumed any capital lease obligation in excess of U.S.$ 30,000,000 in the aggregate;

                  (v) except in the ordinary course of the Business consistent with past practice (A) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable to any of its employees with annual cash compensation in excess of $75,000, including, without limitation, any increase or change pursuant to any benefit plan, or (B) established or increased or promised to increase any benefits under any benefit plan, in either case except as required by Applicable Law, any benefit plan identified in Section 9.1(a) or 9.2(a) of the Disclosure Schedules or any collective bargaining agreement;

                  (vi) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 4.5 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights with respect to any of the actions specified in this
         Section 4.5, except as expressly contemplated by this Agreement.

                  4.6      TAXES.

                  (a) Except as disclosed on Section 4.6 of the Disclosure Schedule, (i) except where failure to file would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Companies have filed or been included in on or before the date hereof (or will timely file) or be included in) all Tax Returns required to be filed for tax years or periods ending on or before the Closing Date; (ii) except where the failure to pay would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all such Tax Returns are (or will be) complete and accurate and disclose (or will disclose) all Taxes required to be paid by or with respect to the Companies for the periods covered thereby and all Taxes shown to be due on such Tax Returns have been (or will be) timely paid; (iii) except where the failure to pay would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Taxes (whether or not shown on any Tax Return) owed by the Companies or in respect of the Assets or the Business and required to be paid with respect to tax years or periods ending on or before the Closing Date have been (or will be) timely paid or are being presently contested in good faith; (iv) none of the Companies or any of their Tax Affiliates have waived or to Sellers' knowledge been requested to waive any statute of limitations in respect of Taxes; (v) there is no action, suit, investigation, audit, claim or assessment pending or proposed or to Sellers' knowledge threatened with respect to Taxes of the Companies or in respect of the Assets or the Business; (vi) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full; (vii) all Tax Sharing Arrangements and Tax indemnity arrangements will terminate on or prior to the Closing Date and the Companies will have no liability thereunder on or after the Closing Date; (viii) there are no liens for Taxes upon any of the assets of the Companies or the Assets except liens relating to current Taxes not yet due or for which adequate reserves are not reflected in the books and records of the business; (ix) no intercompany obligation of the Companies or any Tax Affiliate will remain outstanding following the Closing; (x) the Companies have no corporate acquisition indebtedness, as described in Section 279(b) of the Code; (xi) no consent under section 341(f) of the Code has been filed with respect to any of the Companies and (xii) none of the Companies has any material amount of income reportable for a taxable period ending after the Closing Date but attributable to a transaction occurring in, or a change in accounting method for, a taxable period ending on or prior to the Closing Date.

                  (b) As a result of the transactions contemplated by this Agreement, none of the Companies nor the Buyer will be obligated to make a payment to an individual that would be an "excess parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code.

                  4.7      REAL PROPERTY.

                  (a) Section 4.7 of the Disclosure Schedule sets forth a list of all Owned Real Property. Except as set forth on Section 4.7(a) of the Disclosure Schedule and, except for Permitted Encumbrances, (i) one of the Companies, Sellers or the Asset Transferor Entities, as the case may be, has good, valid and marketable fee simple title to each parcel of Owned Real Property and (ii) none of the Owned Real Property is subject to any lease.

                  (b) Section 4.7(b) of the Disclosure Schedule sets forth a list of all Leased Real Property that is material to the Business. One of the Companies, Sellers or the Asset Transferor Entities, as the case may be, has a valid leasehold interest in each parcel of Leased Real Property and each of such leases is in full force and effect in accordance with its terms and there exists no material breach or default thereunder on the part of any of the Companies, Sellers or the Asset Transferor Entities or, to the knowledge of Sellers, any other party thereto other than those breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  4.8      GOOD TITLE TO AND CONDITION OF ASSETS.

                  (a) The Companies have good title to, or a valid and binding leasehold interest in, the assets of the Companies, and Sellers and the Asset Transferor Entities have good title to, or a valid and binding leasehold interest in, the Assets (other than Real Property and Intellectual Property which are addressed in Sections 4.7 and 4.10, respectively), in each case free and clear of all Encumbrances, except (i) as set forth in Section 4.8(a) of the Disclosure Schedule, or (ii) Permitted Encumbrances. Except (i) as set forth in
Section 4.8 of the Disclosure Schedule and (ii) for the Excluded Assets, the assets of the Companies and the Assets, together with the rights granted to Buyer pursuant to this Agreement, the other agreements to be entered into pursuant hereto and the agreements set forth in Section 6.2 of the Disclosure Schedule, constitute, and on the Closing Date will constitute, substantially all of the assets, properties and rights used in or necessary to the conduct of the Business as currently conducted.

                  (b) Except as reflected in the Financial Statements or as set forth in Section 4.8(b) of the Disclosure Schedule, the physical assets of the Companies and the Assets, taken as a whole, are in good and serviceable condition (subject to normal wear and tear and immaterial impairments of value and damage) and are generally suitable for the uses for which they are intended.

                  4.9      CONTRACTS.

                  (a) Section 4.9(i) of the Disclosure Schedule sets forth a list, as of the date hereof, of the following Contracts primarily relating to the Business (other than (a) purchase orders in the usual and ordinary course of business, and (b) any Contract terminable by any of the Companies, Sellers or the Asset Transferor Entities without material penalty upon not more than 90 days' notice):

                  (i) each Contract for the purchase of inventory, other materials or personal property with any supplier or for the furnishing of services to the Business under the terms of which a Company, Seller or Asset Transferor Entity is obligated to pay or otherwise give consideration of more than U.S. $500,000 in the aggregate during the calendar year ended December 31, 2000;

                  (ii) each Contract for the sale of inventory or other personal property or for the furnishing of services by the Business which is likely to involve consideration of more than U.S.$500,000 in the aggregate during the calendar year ended December 31, 2000;

                  (iii) all material (as relates to the amount of sales) distributor, dealer, agency, sales promotion Contracts to which a Company, Seller or Asset Transferor Entity is a party;

                  (iv) all material Contracts relating to any interest bearing indebtedness of the Business;

                  (v) all material Contracts with any Governmental Authority to which a Company or Seller or Asset Transferor Entity is a party;

                  (vi) all Contracts (it being understood that this is not intended to include those Contracts relating to Intellectual Property which contain only customary limitations on rights to use Intellectual Property) that limit or purport to limit the ability of the Companies or the Business in any material respect to compete in any line of business or with any Person or in any geographic area or during any period of time;

                  (vii) all Contracts between or among Sellers or any of their Affiliates (other than the Companies), on the one hand, and a Company or the Business, on the other hand; and

                  (viii) all other Contracts, whether or not made in the ordinary course of the Business, which are material to the conduct of the Business, or the absence of which would have a Material Adverse Effect.

                  (b) Except as set forth in Section 4.9(ii) of the Disclosure Schedule, each Contract listed in Section 4.9(i) of the Disclosure Schedule or
Section 4.10(a) of the Disclosure Schedule is a valid and binding agreement and is in full force and effect. Except as otherwise provided in Section 4.9(iii) of the Disclosure Schedule, Sellers have no knowledge of any default under any Contract listed in Section 4.9(i) of the Disclosure Schedule which default has not been cured or waived, except for such defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as described in Section 4.9(iv) of the Disclosure Schedule, to Sellers' knowledge, there is no event or circumstance which, with the passage of time or the giving of notice or both, would constitute a material default or breach by any of the Companies, the Asset Transferor Entities or Sellers that is a party thereto under any of the Contracts listed in Section 4.9(i) of the Disclosure Schedule or would give rise to any right of termination or acceleration thereunder except for such default, breach, termination or acceleration as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To Sellers' knowledge, there is no assertion by any third party of any claim of material default or breach under any of the Contracts, except for such claim as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  4.10     INTELLECTUAL PROPERTY RIGHTS.

                  (a) Section 4.10(a) of the Disclosure Schedule sets forth a listing of (i) all Patents, registered Trademarks and applications therefor, registered copyrights and applications for copyright registration, industrial and utility model registrations and applications therefor, and design registrations and applications therefor, included in the Intellectual Property,
(ii) all Contracts under which any of the Companies, the Asset Transferor Entities or Sellers is licensed or otherwise uses or is permitted to use Intellectual Property which has been previously used by Sellers or the Asset Transferor Entities in the ordinary course of the Business or which is material to the Business and (iii) all Contracts under which the Companies, the Asset Transferor Entities or Sellers license or otherwise permit any party to use Intellectual Property; provided, however, that except as set forth in Section 7.6, the right to use the trademarks, trade names, domain names and associated trade dress, packaging, logos and labels containing "American Home", "AHP", "Wyeth", "Fort Dodge", or "Lederle" or any derivative or anything imitative thereof or which resembles or is confusingly similar thereto by Buyer is prohibited and such rights are expressly excluded from the purchase and sale hereunder.

                  (b) To the knowledge of Sellers, since January 1, 1997, except as set forth in Section 4.10(b) of the Disclosure Schedule, no Person has asserted or claimed that the conduct of the Business as currently conducted, or asserted or claimed that the use of the Intellectual Property in connection therewith, infringes on or otherwise violates the intellectual property rights of any other Person and (ii) except as set forth on Section 4.10(b) of the Disclosure Schedule, no Person is challenging the validity or enforceability of the Intellectual Property, and (iii) except as set forth on Section 4.10(b) of the Disclosure Schedule, to the knowledge of Sellers, no Person is infringing or otherwise violating the Intellectual Property, except, in each case, for challenges, infringements or violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (c) Except as disclosed on Section 4.10(c) of the Disclosure Schedule, one or more of the Companies, Sellers or the Asset Transferor Entities either (i) owns the entire right, title and interest in and to the Intellectual Property free and clear of any Encumbrances; or (ii) has or have the right to use the same as currently used in the conduct of the Business.

                  (d) Except as disclosed on Section 4.10(d) of the Disclosure Schedule, none of the Companies, the Asset Transferor Entities or Sellers are in breach of or default under any material provision of any material agreement, commitment, contractual understanding, license, sublicense, assignment or indemnification which relates to any of the Intellectual Property and they have not taken any action which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on their rights in any of the Intellectual Property.

                  4.11     LITIGATION AND CLAIMS.

                  (a) Except as set forth in Section 4.11(a) of the Disclosure Schedule, and except for matters under Environmental Laws or relating to the environmental condition of the Real Property (as to which no representation or warranty is being made except as set forth in Section 4.13) and except for regulatory matters (as to which no representation and warranty is being made except as set forth in Section 4.14), there is no civil, criminal or administrative action, suit, hearing, proceeding or investigation pending or, to the knowledge of Sellers, threatened against the Companies, the Asset Transferor Entities or Sellers (to the extent related to the conduct of the Business), other than those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (b) Except as set forth in Section 4.11(b) of the Disclosure Schedule, and except for matters under Environmental Laws or relating to the environmental condition of the Real Property (as to which no representation or warranty is being made except as set forth in Section 4.13) and except for regulatory matters (as to which no representation and warranty is being made except as set forth in Section 4.14), none of the Sellers, the Companies nor Asset Transferor Entities is subject to any order, writ, judgment, award, injunction, or decree of any court or Governmental Authority or any arbitrator or arbitrators related to the conduct of the Business other than those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  4.12     COMPLIANCE WITH LAW; APPLICABLE PERMITS.

                  Except as set forth in Section 4.11 of the Disclosure Schedule or Section 4.12 of the Disclosure Schedule, and except for matters relating to Taxes which are addressed in Section 4.6, and except for matters under Environmental Laws or relating to the environmental condition of the Real Property (as to which no representation or warranty is made except as set forth in Section 4.13), and except for regulatory matters (as to which no representation and warranty is being made except as set forth in Section 4.14), the Business has been since December 31, 1998, and is being, conducted in compliance with all Applicable Laws, except where the failure to have complied, or to comply, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Companies, the Asset Transferor Entities and Sellers have all Applicable Permits necessary to conduct the Business as currently conducted, other than those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no proceedings pending or, to the knowledge of Sellers, threatened which may result in the revocation, cancellation or suspension of any such Applicable Permits, except those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  4.13     ENVIRONMENTAL MATTERS.

                  Except as disclosed in Section 4.13 of the Disclosure
Schedule:

                  (a) the Companies, the Asset Transferor Entities and/or Sellers have obtained those material environmental permits, licenses or approvals required by law and necessary for the conduct of the Business and are in compliance with such permits, licenses and approvals and other requirements of applicable Environmental Laws, except where the failure to comply with any of the foregoing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

                  (b) none of the Companies, or, to the extent related to the Business, the Asset Transferor Entities, nor Sellers has received any written notice from any Governmental Authority or other third party of violation of or any liability under any Environmental Laws which has not been complied with or satisfied without remaining obligation, cost or liability, except where the failure to so comply or satisfy would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

                  (c) the Real Property does not contain and, to the knowledge of the Sellers, has never contained, any underground storage tanks, surface impoundments, pits, sumps, septic tanks or lagoons containing any Hazardous Substance, the presence of which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

                  (d) none of the Companies, or, to the extent related to the Business, the Asset Transferor Entities or Sellers has received any written notice, claim, or request for information relating to any third-party location or waste disposal site alleging that any of them is or may be liable to any Person or Governmental Authority in connection with such location or site;

                  (e) to the knowledge of Sellers, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Hazardous Substance has been released at any of the Real Property or, during the period of any of their ownership or operation thereof, at any property formerly owned or operated by the Companies or, to the extent related to the Business, the Asset Transferor Entities or Sellers;

                  (f) To the knowledge of Sellers, no Governmental Authority has proposed any modification of any permit, license or approval issued pursuant to any Environmental Law, related to the Business that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

                  (g) Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will require any investigation, remediation or other action related to Hazardous Substance, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law or permit, license or approval related thereto, other than the New Jersey Industrial Site Recovery Act.

                  4.14     REGULATORY MATTERS.

                  Except as set forth on Section 4.14 of the Disclosure Schedule, there are no products included in the assets of the Companies or the Assets being manufactured or sold by the Companies or Sellers or any Subsidiary of Sellers which at the date hereof would require any approval of the U.S. Environmental Protection Agency or any other Governmental Authority for the purpose for which they are being manufactured or sold (i) for which such approval has not been obtained, or (ii) for which such approval has been withdrawn or is no longer in full force and effect, except where the failure to have such approval would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 4.14 of the Disclosure Schedule, the registrations relating to the products manufactured or sold primarily relating to the Business are valid and in full force and effect and no proceeding is pending or to the knowledge of Sellers threatened looking towards the revocation or limitation of any such Registration and, to the knowledge of Sellers, there is no basis or ground for any such revocation or limitation in each such case except for such failures, revocations or limitations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  4.15     LABOR MATTERS.

                  Except as disclosed in Section 4.15 of the Disclosure Schedule, none of the Companies or, to the extent related to the Business, the Asset Transferor Entities or Sellers is a party to any collective bargaining agreement and there are no unfair labor practice proceedings pending between any of the Companies or, to the extent related to the Business, the Asset Transferor Entities or Sellers and any of their Employees or any labor or other collective bargaining unit representing any Employee that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  4.16     BROKER'S FEES.

                  Except for the retention of Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by Sellers in accordance with
Section 7.1, Sellers and their Affiliates have not employed any broker, finder or investment banker or incurred any liability for any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

                  4.17     INTERCOMPANY AGREEMENTS.

                  For a period of three years from Closing, each of the agreements set forth on Section 4.17 of the Disclosure Schedule are on economic terms generally consistent with the revenue and cost assumptions for the items covered thereby contained in the forecast relating to the Business previously delivered to Buyer.

                  4.18     NO OTHER REPRESENTATIONS OR WARRANTIES; DISCLOSURE.

                  Except for the representations and warranties of Sellers expressly set forth in this Agreement, neither Sellers nor any other Person makes any other express or implied representation or warranty on behalf of Sellers or otherwise in respect of the Business. Disclosure in a particular Section of the Disclosure Schedule shall be deemed to be a disclosure in all other Sections thereof to the extent that the disclosure in such particular Section on its face would be reasonably relevant in light of the disclosure made.

                ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer represents and warrants to Sellers as follows:

                  5.1      CORPORATE ORGANIZATION.

                  Buyer is a corporation duly organized, validly existing and in good standing under the laws of Germany. Buyer has the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted and is duly licensed or qualified as a foreign corporation in each domestic or foreign jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on the business, operations or financial condition of Buyer and its subsidiaries, taken as a whole or on the ability of Buyer to consummate the transactions contemplated herein.

                  5.2      AUTHORITY RELATIVE TO THIS AGREEMENT.

                  Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the other agreements contemplated hereby and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate proceeding is necessary for the execution and delivery of this Agreement or such other agreements by Buyer, the performance by Buyer of its obligations hereunder or thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws of general applicability relating to or affecting the enforcement of creditors' rights and general principles of equity.

                  5.3      BROKER'S FEES.

                  Except for the retention of Wasserstein Perella & Co., the fees and expenses of which will be paid by Buyer pursuant to Section 7.1, none of Buyer or any of its Affiliates has employed any broker, finder or investment banker or incurred any liability for any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

                  5.4      CONSENTS AND APPROVALS; NO VIOLATIONS.

                  Except as contemplated by Section 7.4 hereof, no material filing with, and no material permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Buyer of the transactions contemplated by this Agreement or the other agreements which Buyer will execute pursuant to the terms of this Agreement. The execution and delivery of this Agreement and such other agreements and the consummation of the transactions contemplated hereby and thereby will not (x) conflict with or result in a breach of any of the provisions of the Certificate of Incorporation or by-laws or other Constituent Documents of Buyer, or (y) be subject to the making of the filings and the obtaining of the governmental and other consents referred to herein, contravene in any material respect any law, rule or regulation of any state, the United States or any foreign country or any order, writ, judgment, injunction, decree, determination or award currently in effect that is binding upon Buyer or any of its subsidiaries or any of their respective properties.

                  5.5      FINANCIAL CAPABILITY.

                  Buyer has sufficient funds to purchase the Assets and the Shares and to perform its obligations under the Assumed Contracts and Assumed Liabilities on the terms and subject to the conditions contemplated by this Agreement.

                  5.6      SECURITIES ACT.

                  Buyer is acquiring the Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Buyer acknowledges the Shares are not registered under the Securities Act or any applicable state securities law or other Applicable Laws, and that such Shares may not be transferred or sold except pursuant to the registration provisions of such Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.

                  5.7      NO OTHER REPRESENTATIONS OR WARRANTIES.

                  Except for the representations and warranties of Buyer expressly set forth in this Agreement, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer.

                ARTICLE 6 CONDUCT OF BUSINESS PENDING THE CLOSING

                  6.1      CONDUCT OF BUSINESS PENDING THE CLOSING.

                  Except as disclosed in Section 6.1 of the Disclosure Schedule, Sellers and Buyer agree that, prior to the Closing, unless Buyer shall otherwise consent in writing (which consent Buyer shall not unreasonably withhold) or as otherwise contemplated by this Agreement (including with respect to the Excluded Assets) the following provisions shall apply:

                  (a) The Business shall be conducted only in the ordinary course of business and consistent with past practices. Without limiting the generality of the foregoing, except as described in Section 6.1 of the Disclosure Schedule, Sellers will (with respect to the Business), and will cause the Companies, the Asset Transferor Entities and the Share Transferor Entities (with respect to the Business) to, (i) continue its advertising and promotional activities, and purchasing policies, in the ordinary course of business; (ii) not shorten or lengthen the customary payment cycles for any of its payables or receivables except in the ordinary course of business; (iii) use diligent efforts to (A) preserve intact its business organization and the business organization of the Business, (B) keep available to Buyer the services of the employees of the Business, and (C) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of the Business;

                  (b) Except as described in Section 6.1 of the Disclosure Schedule, Sellers covenant and agree that, prior to the Closing, without the prior written consent of Buyer, and to the extent not otherwise contemplated by this Section 6.1, none of the Cyanamid Companies, nor the Companies will do any of the things enumerated in the second sentence of Section 4.5 (including, without limitation, clauses (i) through (vii) thereof);

                  (c) The Companies, Sellers and the Asset Transferor Entities shall not pledge, dispose of or encumber any of the Assets or assets of the Companies (other than Excluded Assets) other than in the ordinary course of business and consistent with past practice;

                  (d) Sellers shall cause (x) the Companies and (y) the Asset Transferor Entities, only to the extent related to or affecting the Business, not to do any of the following: (i) authorize for issuance, issue, sell, pledge, deliver, or agree or commit to issue, sell, pledge or deliver (whether through the issuance or grant of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock of the Companies or securities or rights convertible into or exchangeable for, shares of capital stock or securities convertible into or exchangeable for such shares; (ii) amend or propose to amend their Constituent Documents; (iii) split, combine or reclassify any shares of their capital stock; (iv) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any capital stock; or (v) authorize or propose any of the foregoing or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; provided, however, notwithstanding anything to the contrary contained in this Agreement, that Sellers and their Affiliates shall continue to have the right to, at their own expense, withdraw cash from the Companies, either in the form of a dividend or in the form of a cash advance, and, correspondingly, to provide cash to the Companies, either in the form of a contribution to capital or an intercompany loan, in a manner consistent with their past practice and the cash management programs which they have in place, generally, for their Affiliates. Buyer acknowledges that Sellers may transfer by way of a dividend or otherwise cash, cash equivalents, marketable securities and other financial instruments as well as any other Excluded Assets out of the Companies prior to Closing and, it is intended that to the extent practicable, the Excluded Assets relating to the Companies will be transferred out of the Companies by way of dividend or otherwise prior to Closing as contemplated by Section 6.2(a);

                  (e) Sellers shall cause the Companies and, as it relates to the Business, with respect to clauses (ii) and (iii) below, the Asset Transferor Entities not to (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any investment either by purchase of stock or securities of any other individual or entity; (ii) acquire any assets for an aggregate value in excess of $5,000,000 other than pursuant to the current capital expenditure budget (a copy of which is attached hereto as Exhibit 4.5(iii)) of the Business and other than purchases in the ordinary course of business; (iii) dispose of any assets, other than Excluded Assets, with an aggregate value in excess of $5,000,000 other than sales of inventory in the ordinary course of business;
(iv) incur any indebtedness for borrowed money or issue any debt securities or assume or guarantee the obligations of any other Person or make any loans or advances or enter into any other transaction, except the occurrence of intercompany loans or the making of intercompany advances in the ordinary course of business consistent with past practice and except for advances to Employees for expenses in the ordinary course of business and consistent with past practice; (v) authorize, recommend or propose any change in its capitalization; or (vi) insofar as relates to the Business, make, change or revoke any material Tax election (unless expressly contemplated hereby or regularly made in connection with the Business) or method of Tax accounting, or settle or compromise any material Tax deficiency or assessment; or (viii) authorize or propose any of the foregoing or enter into or modify any contract, agreement, or commitment or arrangement with respect to any of the foregoing;

                  (f) Except as otherwise contemplated by this Agreement, the Companies and, to the extent related to the Business, the Asset Transferor Entities and Sellers shall not adopt or amend any U.S. Employee Plan, U.S. Benefit Arrangement or International Plan or increase or pay any benefit not required by any existing U.S. Employee Plan, U.S. Benefit Arrangement or International Plan (as defined in Article 9), or increase any salaries or wages of Employees, other than in the ordinary course of business consistent with past practice or as may be required by a Governmental Authority, by Applicable Law or collective bargaining or other agreements or as previously agreed in writing by Buyer;

                  (g) None of the Companies, the Asset Transferor Entities or Sellers shall waive, release, grant or transfer any rights with respect to any Intellectual Property, or abandon or allow to lapse any Intellectual Property material to the Business, or modify or change in any material respect any existing material license, distribution agreement, lease, or other document used in the Business, in each case, other than in the ordinary course of business in a manner consistent with past practice; and

                  (h) Sellers, the Companies and the Asset Transferor Entities shall not, except as disclosed in Section 6.1(h) of the Disclosure Schedule, grant any bonuses, commissions, prizes or similar forms of remuneration to any Employee, any general increase in the rates of salaries or compensation or any specific increase to any Employee or enter into any employment agreement, except such as are (i) in accordance with regularly scheduled periodic increases or existing bonus plans, policies or programs, (ii) required under Applicable Law or collective bargaining or labor agreements, or (iii) previously agreed to in writing by Buyer.

                  6.2      PERMITTED ACTIONS.

                  (a) Notwithstanding any other provisions herein to the contrary, prior to the Closing, Sellers and their Affiliates shall (A) use diligent efforts to (i) cause each of the Companies to transfer by way of dividend or otherwise to Sellers or any of their Affiliates, as the case may be, all Excluded Assets including, but not limited to, any cash, cash equivalents or marketable securities held by such Company from time to time up to and including the Closing Date, and (ii) except to the extent otherwise agreed between Sellers and Buyer including the Contracts set forth in Section 6.2 of the Disclosure Schedule, settle all intercompany receivables and intercompany payables (including without limitation all intercompany Tax and equity accounts) and (B) be permitted but not required to repay obligations for borrowed money, whether pursuant to the issuance of commercial paper or otherwise. All Taxes arising from transactions contemplated by this Section 6.2 shall be borne by the Sellers.

                  (b) To the extent not completed by Closing, Buyer will cooperate with Sellers and their Affiliates to transfer to Sellers or their Affiliates any Excluded Assets and assets of the Companies not used primarily in the Business remaining in any of the Companies (at Sellers' expense).

                  6.3      CHANGE OF NAME.

                  (a) Prior to Closing, (i) Cyanamid shall change its corporate name and shall omit therefrom the word "Cyanamid" and (ii) Sellers shall be permitted to change the corporate name of any of the Companies to delete any reference to "AHP", "American Home Products", "Fort Dodge", "Wyeth", "Lederle" or any similar name.

                  (b) Sellers acknowledge that from and after the Closing, the name "Cyanamid" and all confusingly similar names, marks and logos (all of such names, marks and logos being the "Cyanamid Names") shall be owned by Buyer, and that, subject to the (i) Trademark and License Agreement between the Crop Protection Division of Cyanamid and the Human Health Division of Cyanamid, dated February 1, 2000 and (ii) Trademark License Agreement between the Crop Protection Division of Cyanamid and the Animal Health Division of Cyanamid dated February 1, 2000, none of Sellers nor any of their Affiliates shall have any rights in the Cyanamid Names, and that none of Sellers nor any of their Affiliates will contest the ownership or validity of any rights of Buyer in or to the Cyanamid Names.

                         ARTICLE 7 ADDITIONAL AGREEMENTS

                  7.1      EXPENSES.

                  Except as otherwise provided in Section 3.5(c), all expenses, including the fees of any attorneys, accountants, investment bankers or others engaged by a party, incurred in connection with this Agreement and the transactions contemplated hereby, shall be paid by the party incurring such expenses whether or not the transactions contemplated by this Agreement are consummated.

                  7.2      ADDITIONAL AGREEMENTS.

                  Subject to the terms and conditions herein provided, each of the parties hereto agrees (i) to use all reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, (ii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (iii) to use all reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (iv) to use all reasonable efforts to effect all necessary registrations and filings and submissions of information required or requested by Governmental Authorities with respect to the transactions contemplated hereby.

                  7.3      ACCESS TO INFORMATION.

                  Prior to the Closing, Sellers shall, and shall cause their Affiliates to, afford the officers, employees and agents of Buyer reasonable access to the facilities and employees of Business and the records of the Sellers and their Affiliates relating to the Business (but not including confidential personnel records) during normal business hours and in a manner that will not unreasonably disrupt the operation of the Business. In connection therewith, the parties will comply with the terms of the Confidentiality Agreement, dated September 22, 1999, between Buyer and AHP, which agreement shall survive the termination of this Agreement.

                  7.4      FILINGS AND AUTHORIZATIONS.

                  Sellers and Buyer have filed or supplied or will, as promptly as practicable, file or supply, or cause to be filed or supplied, all notifications and information required to be filed or supplied pursuant to any merger control or Competition Laws including, without limitation, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and, if necessary, any other Competition Laws, in connection with the transactions contemplated by this Agreement. As promptly as practicable, (a) Sellers and Buyer will make, or cause to be made, all such other filings and submissions under laws, rules and regulations applicable to them, or to their Subsidiaries and Affiliates, as may be reasonably required for them to consummate the transactions contemplated hereby in accordance with the terms of this Agreement, and (b) Buyer will use reasonable best efforts to obtain, or cause to be obtained, as promptly as practicable all authorizations, approvals, consents and waivers from all Governmental Authorities necessary to be obtained by them, or their Affiliates, in order for them so to consummate such transactions.


XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXX. Each of the Buyer and the Sellers agrees that it will inform the other regarding its communications with Governmental Authorities and permit the other to participate fully in any investigation by Governmental Authorities, including providing the other with notice of and an opportunity to attend all meetings between Buyer or the Sellers and any Governmental Authority. XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX.

                  7.5      TAX MATTERS.

                  (a)      Liability for Taxes.
                           -------------------

                  (i) Except as provided in Section 7.5(iv) or for Taxes included in the Final Net Asset Value, Sellers shall be liable for, and shall indemnify Buyer against, all (A) Taxes imposed on any of Sellers or their Tax Affiliates (other than the Companies) for any taxable year or period that ends on or before the Closing Date, (B) Taxes imposed on or with respect to the Companies, the Assets or the Business or for which the Companies, or the Business may otherwise be liable for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date (including, without limitation, any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to the Companies and any of Sellers' Tax Affiliates) and (C) Taxes relating to the Companies, the Assets or the Business attributable to any breach of warranty or misrepresentation under clauses (vii), (ix),
         (x), (xi) and (xii) of paragraph (a), and paragraph (b), of Section 4.6 hereof.

                  (ii) Buyer shall be liable for, and shall indemnify Sellers against, Taxes imposed on or with respect to the Companies, the Assets, the Business or Buyer for any taxable year or period that begins after the Closing Date and with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date (including, without limitation, any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to Buyer and its Tax Affiliates).

                  (iii) For purposes of paragraphs (a)(i) and (a)(ii) above, whenever it is necessary to determine the liability for Taxes relating to the Companies, the Assets or the Business for a Straddle Period, the determination of the Taxes relating to the Companies, the Assets or the Business for the portion of the Straddle Period ending on, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended on the Closing Date and the other which began at the beginning of the day following the Closing Date, and items relating to the Companies, the Assets or the Business for the Straddle Period shall be allocated between such two taxable years or periods on a "closing of the books basis" by assuming that the books of the Companies and the Business were closed at the close of business on the Closing Date, provided, however, that Taxes imposed on a periodic basis with respect to the assets of the Companies or the Assets (or otherwise measured by the level of any item), and any exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis.

                  (iv) Any and all real property transfer or real property transfer gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the sale to Buyer of the Shares and the Assets hereunder shall be paid 50% by Buyer and 50% by Sellers; provided that any such liability relating to value added taxes shall be paid by Buyer to the extent Buyer is entitled to recovery thereof.

                  (v) Buyer shall pay to Seller the amounts of any refund, abatement or credit of Taxes received related to the Business which are attributable to (A) any taxable period that ends on or before the Closing Date, (B) in the case of any taxable period that begins before and ends after the Closing Date, to the extent such amounts do not exceed the amount of the refund, abatement or credit of Taxes that would have been made had the taxable period ended on the Closing Date, or (C) Taxes for which Seller has previously indemnified Buyer. Notwithstanding the foregoing, Buyer shall not be obligated to pay Seller the amount of any refund, abatement or credit of Taxes that was reflected as an asset on the Closing Statement.

                  (b) For taxable years or periods ending on or before the Closing Date, Buyer shall unless otherwise requested by Sellers prepare and file when due all non-U.S. Tax Returns with respect to the Companies and Sellers shall reimburse Buyer for costs of any outside services for such preparations and filings. Buyer shall remit (or cause to be remitted) to the appropriate Governmental Authority any taxes due in respect of such Tax Returns. Buyer shall file or cause to be filed when due all non-U.S. Tax Returns that are required to be filed by or with respect to the Companies for any Straddle Period taxable years or periods ending after the Closing Date and Buyer shall remit (or cause to be remitted) to the appropriate Governmental Authority any Taxes due in respect of such Tax Returns. At Sellers' request, Buyer shall submit to Sellers the non-U.S. Tax Returns that have been prepared for filing as required above no less than thirty (30) days prior to their respective due dates for Sellers' review and approval (which approval shall not be unreasonably withheld). Sellers shall prepare and file all U.S. Tax Returns for the Companies for taxable periods ending on or before the Closing Date. Sellers or Buyer shall reimburse the other party the Taxes for which Sellers or Buyer is liable pursuant to paragraph (a) of this Section 7.5 but which are payable with any Tax Return to be filed by the other party pursuant to this paragraph (b) upon written request of the party entitled to reimbursement setting forth in detail the computation of the amount owed by Sellers or Buyer, as the case may be. All Tax Returns which Sellers are required to file or cause to be filed in accordance with this paragraph (b) shall be prepared and filed in a manner consistent with past practice in preparing and filing similar Tax Returns and shall not thereafter amend any Tax Return to take positions inconsistent with such past practice. The Buyer agrees that no tax election will be made by Buyer which will affect Taxes of a year or period ending on or prior to Closing Date unless made with the prior written consent of Seller. Seller reserves the right to elect (on an election filed and effective prior to the Closing) the provisions of Reg. 301.7701(4) for certain eligible foreign companies (copies of any such elections shall be furnished to Buyer).

                  (c) Contest Provisions. Buyer shall notify Sellers in writing upon receipt by Buyer or any of its Tax Affiliates of notice of proposed audit, or any assessment or claim in any Tax audit or any administrative or judicial proceeding which may materially affect the Tax liabilities of the Companies for which Sellers would be required to indemnify Buyer pursuant to paragraph (a) of this Section 7.5; provided, however, that a failure to give such notice will not affect Buyer's right to indemnification under this Section 7.5 except to the extent that Sellers have been actually prejudiced as a result of such failure. In the case of a proposed Tax assessment or claim that relates to taxable periods ending on or before the Closing Date, (A) both Buyer and Sellers may participate in the conduct of the audit or administrative or judicial proceeding involving such assessment or claim (at their own expense) and (B) provided that Sellers have acknowledged in writing their liability to indemnify Buyer against the full amount of any adjustment which may be made as a result of such audit or proceeding, Sellers may elect to control (at their expense) the conduct of such audit or proceeding (but only to the extent that such audit or proceeding relates solely to a potential adjustment for which Sellers have acknowledged their liability and the issue underlying the proposed adjustment does not recur for any taxable period ending after the Closing Date). With respect to a proposed tax assessment or claim for which either Sellers (as evidenced by their acknowledgment hereunder) and any Buyer, the Companies or their Affiliates could be liable, or which involves an issue that recurs for any period ending after the Closing Date (whether or not the subject of audit at such time), (A) both Buyer and the Sellers may participate in the audit, administrative or judicial proceeding involving such assessment or claim (at their own expense), and (B) the audit or proceeding shall be controlled by that party which would bear the burden of the greater portion of the sum of the assessment or claim and any corresponding adjustments that may reasonably be anticipated for future taxable periods. In the case of any Tax audit or administrative or judicial proceeding governed by this paragraph (c), the controlling party shall have the authority to settle or compromise any proposed Tax claim or assessment, provided however that neither Buyer nor Sellers shall enter into any compromise or agree to settle any claim or assessment pursuant to any Tax audit or administrative or judicial proceeding which would adversely affect the other party without the written consent of the other party, which consent may not be unreasonably withheld.

                  (d)      Cooperation.
                           -----------

                  (i) Buyer and Sellers agree to cooperate and share all required information on a timely basis in order to timely file all Tax Returns and for the preparation of any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. Buyer and Sellers agree to retain or cause to be retained all books and records pertinent to the Companies until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Governmental Authority. After the Closing, Buyer will give Sellers reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if Sellers so request and at Sellers' expense, Buyer will allow Sellers to take possession of such books and records. Buyer and Sellers shall cooperate with each other in the conduct of any audit or other proceedings involving the Companies for any Tax purpose and each shall execute and deliver such powers of attorney and other documents as are necessary and appropriate to carry out the intent of this subsection.

                  (ii) Sellers shall provide Buyer with such forms or certificates as Buyer may reasonably request for purposes of complying with any withholding tax requirements under Applicable Law, including under Section 1445 of the Code.

                  (iii) Prior to Closing, Sellers and Buyer shall meet and mutually agree to an allocation of the sum of the Purchase Price and Assumed Liabilities to determine the agreed fair market value of each item of the Shares and of the Assets to be sold by Sellers and acquired by Buyer pursuant to this Agreement. A schedule of such allocation shall be prepared ("Allocation") and Sellers and Buyer agree to file all Tax Returns in accordance with the Allocation and not to take or cause to be taken any action that would be inconsistent with or prejudicial to such Allocation. Sellers and Buyer shall cooperate in the preparation and filing of Form 8594 (and similar forms) on a consistent basis.

                  (e) Straddle Period Adjustment. In the case of any straddle period, to the extent that Buyer takes any action outside the ordinary course of business that gives rise to losses, credits or other Tax items generated in the portion of the Straddle Period that begins on the day after the Closing Date, and such losses, credits or other tax items are utilized to reduce an amount of Tax that would have otherwise been owed had the Straddle Period ended on the Closing Date, Buyer shall pay Seller 50% of the amount of such reduction in Tax. If the amount of such losses, credits or other Tax items is reduced or increased as a result of subsequent events (e.g., an adjustment by a taxing authority), the amount of such reduction in Tax shall be redetermined and Seller shall make to Buyer or Buyer shall make to Seller, a payment to the extent 50% of the redetermined amount is less than, or greater than, 50% of the amount as originally determined.

                  (f) Adjustment to Purchase Price. Any payment by Buyer or Sellers under this Section 7.5 or under Section 11.1 hereof will be deemed an adjustment to the Purchase Price to the fullest extent permitted by applicable laws, and otherwise such payment shall be made on an after-Tax basis, except to the extent that a Tax benefit is not available to Sellers in respect of such payment after reasonable efforts.

                  (g) Survival of Obligations. Notwithstanding anything to the contrary in this Agreement, and notwithstanding Section 12.3 of this Agreement, the obligations of the parties set forth in this Section 7.5
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX.

                  7.6      USE OF CERTAIN NAMES.

                  Within 180 days after the Closing, Buyer shall cause the Companies to revise product literature and labeling (including by way of stickering), change packaging and stationery, and otherwise discontinue use of the names or trademarks, service marks trade names, domain names, and associated trade dress, packaging, logos, and labels "American Home Products," "AHP", "Lederle", "Wyeth", "Fort Dodge" and or any derivative or anything imitative thereof or which resembles or is confusingly similar thereto (collectively, "Names"). In no event shall Buyer or the Companies use any Names after the Closing in any manner or for any purpose different from the use of such Names by the Companies during the 90 day period preceding the Closing. With respect to product inventory manufactured by the Companies or their Affiliates prior to the Closing, Buyer and the Companies may continue to sell such inventory, notwithstanding that it bears one or more of the Names, for a reasonable period of time after the Closing (not to exceed eighteen months).

                  7.7      REMOVAL OF INTERNATIONAL ASSETS.

                  As soon as reasonably practicable after the Closing, but in no event later than 180 days, Buyer shall arrange to have the Assets held by the Asset Transferor Entities set forth in Section 7.7 of the Disclosure Schedule removed from the premises of the Asset Transferor Entities holding such Assets, and the legal ownership transferred to Buyer at Buyer's sole cost.

                  7.8      ACCESS TO RECORDS AFTER CLOSING.

                  (a) For a period of six years after the Closing, Sellers and their representatives shall have reasonable access to all of the books and records of the Business with respect to periods prior to the Closing Date to the extent that such access may reasonably be required by such Persons in connection with matters relating to or affected by the operations of the Business prior to the Closing Date (including integrated records of other business of Sellers or their Affiliates). Buyer shall afford such access upon receipt of reasonable advance notice and during normal business hours, and Sellers shall be solely responsible for any costs or expenses incurred by them pursuant to this Section
7.8. If Buyer or its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give Sellers a reasonable opportunity, at Sellers' expense, to segregate and remove such books and records as Sellers may elect.

                  (b) For a period of six years after the Closing Date, Buyer and its Affiliates and their respective representatives shall have reasonable access to all of the books and records relating to the Business which Sellers or any of their Affiliates may retain after the Closing Date. Such access shall be afforded by Sellers and their Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer or its Affiliates, as the case may be, shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 7.8. If Sellers or any of their Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Sellers shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer's expense, to segregate and remove such books and records as Buyer may elect.

                  7.9      REPLACEMENT OF GUARANTY OBLIGATIONS.

                  Buyer agrees to use diligent efforts in cooperation with Sellers to substitute the bonds, guaranties, letters of credit and comfort letters of Buyer for Sellers' or their Affiliates' bonds, guaranties, letters of credit and comfort letters under the agreements set forth in Section 7.9 of the Disclosure Schedule.

                  7.10     NON-SOLICITATION.

                  Except for those Employees set forth in Section 7.10 of the Disclosure Schedule, Sellers will not, and will not permit any of their Affiliates to, directly or indirectly, solicit the employment of, attempt to employ, or employ any transferred Employee during the period commencing on the Closing Date and ending ten months thereafter; provided, however, that the forgoing will not prohibit hiring pursuant to a general solicitation to the public or general advertising; provided, further, that the foregoing will also not prohibit Sellers or one of its Affiliates from employing any transferred Employee that is terminated by Buyer or one of its Affiliates without cause following the Closing Date.

                  7.11     TERMINATION OF INTERCOMPANY AGREEMENTS/ ARRANGEMENTS.

                  Prior to the Closing Date, except for those Contracts listed in Section 6.2 of the Disclosure Schedule, Sellers shall, upon the written request of Buyer, cause the termination of any contracts, arrangements or agreements between or among the Companies or a Seller (with respect to the Business), on the one hand, and Sellers or any of their Affiliates (other than a Company) on the other hand, including any intercompany agreements entered into in the ordinary course of business.

                  7.12     CERTAIN CONTRACTS.

                  In the event any of the Contracts set forth in Section 7.12 of the Disclosure Schedule terminate by operation of law as a result of the transactions contemplated herein, Buyer agrees to offer the third party(ies) to such Contracts new agreements on identical terms and conditions.

                              ARTICLE 8 CONDITIONS

                  8.1 CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

                  The obligation of each party to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) any waiting period (and any extension thereof) applicable to the consummation of the Agreement under the HSR Act or under Competition Laws of the European Union or member states of the European Union shall have expired or been terminated; and

                  (b) no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a Governmental Authority nor any Applicable Law shall be in effect that would prevent the consummation of the transactions contemplated by this Agreement in the United States of America or the European Union.

                  8.2      CONDITIONS TO THE OBLIGATION OF SELLERS.

                  The obligation of Sellers to effect the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) Buyer shall have performed in all material respects each obligation and agreement and complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date;

                  (b) the representations and warranties of Buyer in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made at such time; and

                  (c) Buyer shall have furnished to Sellers a certificate, dated as of the Closing Date, signed by a duly authorized officer of Buyer to the effect that all conditions set forth in Sections 8.2(a) and (b) have been satisfied.

                  8.3      CONDITIONS TO THE OBLIGATION OF BUYER.

                  The obligation of Buyer to effect the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) Sellers and their Affiliates shall have performed in all material respects each obligation and agreement and complied in all material respects with each covenant to be performed and complied with by them hereunder at or prior to the Closing Date;

                  (b) the representations and warranties of the Cyanamid Companies in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made at such time;

                  (c) Sellers shall have furnished to Buyer a certificate, dated as of the Closing Date, signed by a duly authorized officer of each Seller to the effect that all conditions set forth in Sections 8.3(a) and (b) have been satisfied.

                       ARTICLE 9 AGREEMENTS WITH RESPECT TO EMPLOYEES AND EMPLOYEE BENEFITS

                  9.1      U.S. EMPLOYEE PLANS.

                  The Sellers hereby represent and warrant to Buyer that:

                  (a) Section 9.1(a) of the Disclosure Schedule lists each employee benefit plan, as such term is defined in Section 3(3) of ERISA, which
(i) is subject to any provision of ERISA, (ii) is maintained by or contributed to by the Companies, the Asset Transferor Entities or Sellers, and (iii) covers U.S. Employees (hereinafter referred to collectively as the "U.S. Employee Plans"). With respect to each U.S. Employee Plan, Sellers have made available to Buyer a true and complete copy of the applicable plan document or summary plan description and the most recently filed IRS Form 5500.

                  (b) Except as disclosed in Section 9.1(b) of the Disclosure Schedule, neither Sellers nor any of the Companies nor any of their ERISA Affiliates has incurred any liability under Title IV of ERISA that could become, after the Closing Date, an obligation of Buyer or any of its Affiliates. No Pension Plan has incurred any accumulated funding deficiency (within the meaning of Section 412 of the Code), whether or not waived, and neither the Companies nor any ERISA Affiliate has failed to make a required installment or any other payment required under Section 412 of the Code before the applicable due date. All contributions payable to each defined contribution pension plan, as defined in Section 3(34) of ERISA, for all benefits earned and other liabilities arising through the Closing Date, determined in accordance with the terms and provisions of such plan, ERISA, and the Code, have been paid or otherwise provided for, and to the extent unpaid are reflected in the books or financial statements of Sellers.

                  (c) Each U.S. Employee Plan that is intended to satisfy
Section 401(a) of the Code has received a determination letter from the Internal Revenue Service and to the knowledge of Sellers nothing has occurred since the issuance of each such letter which could reasonably affect its qualification.

                  (d) Section 9.1(d) of the Disclosure Schedule includes a list of (x) each management, employment, consulting, or other contract with any individual providing for the retention of personal services involving the payment of $100,000 or more, per individual, per annum and (y) each plan or arrangement providing for vacation benefits, supplemental nonqualified benefits, severance benefits, bonuses, stock options, stock appreciation or other forms of incentive compensation or post retirement insurance (including retiree life and medical benefits), compensation or benefits which (i) is not a U.S. Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by any of the Companies or Sellers, and (iii) covers U.S. Employees, and dependents or beneficiaries thereof. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been made available to Buyer, are hereinafter referred to collectively as the "U.S. Benefit Arrangements".

                  (e) Except as set forth on Section 9.1(e)(i) of the Disclosure Schedule, to the knowledge of Sellers, there is no pending or threatened material claim in respect of any of the U.S. Employee Plans and U.S. Benefit Arrangements other than routine claims for benefits. Each of the U.S. Employee Plans and U.S. Benefit Arrangements (i) has been administered in accordance with its terms in all material respects, and (ii) complies in form, and has been administered in accordance with the requirements of ERISA and, where applicable, the Code, in all material respects. Except as disclosed in Section 9.1(e)(ii) of the Disclosure Schedule, no investigation, audit or dispute relating to any U.S. Employee Plan is pending or, to the Sellers' or the Companies' knowledge, threatened before any governmental agency.

                  (f) Neither Sellers nor any of the Companies nor, to the knowledge of Sellers, any other "disqualified person" (within the meaning of Section 4975 of the Code) or "party in interest" (within the meaning of Section 3(14) of ERISA) has taken any action with respect to any of the U.S. Employee Plans which could subject any such plan (or its related trust) or any of the Companies or any officer, director or employee of any of the foregoing to any material penalty or tax under Section 502(i) of ERISA or Section 4975 of the Code.

                  (g) Except as disclosed in Section 9.1(g) of the Disclosure Schedule, none of Sellers (with respect to the U.S. Employees) nor any of the Companies has been required, or has any obligation, to contribute to a multiemployer plan, as defined in Section 3(37) of ERISA, or has or expects to have any withdrawal liability assessed against it with respect to any such multiemployer plan.

                  (h) Except as disclosed in Section 9.1(h) of the Disclosure Schedule or as may be triggered by Buyer's failure to fulfill any of its obligations to Employees under Sections 9.3 and 9.4, neither Sellers nor any of the Companies have by reason of the transaction contemplated hereby, any obligation to make any payment to any U.S. Employee pursuant to any plan or existing contract or arrangement.

                  (i) To the knowledge of Sellers, all filings required by ERISA and the Code as to each U.S. Employee Plan and U.S. Benefit arrangement have been timely filed and all notices and disclosures to participants required by either ERISA or the Code have been timely provided.

                  (j) Sellers have paid all amounts due to the PBGC pursuant to ERISA section 4007.

                  9.2      INTERNATIONAL PLANS.

                  The Sellers hereby represent and warrant to Buyer that:

                  (a) Section 9.2(a) of the Disclosure Schedule lists each material employee benefit plan, program, policy or practice maintained or contributed to by any of the Companies or Asset Transferor Entities for the Ex-U.S. Employees (other than Governmental Authority mandated plans or funds maintained or contributed to by Companies and Asset Transferor Entities pursuant to Applicable Laws), including, without limitation, vacation, severance, disability, medical, dental, hospitalization, life insurance and incentive bonus, savings and retirement plans, employment anniversary awards and deferred compensation plans ("International Plans"). Summary descriptions of each International Plan have been or will be made available to Buyer by Sellers.

                  (b) To the knowledge of Sellers, all International Plans are in compliance with, and have been administered in compliance with Applicable Laws, in all material respects and contributions required to be made to each such plan under the terms of the plan or any contract or labor or collective bargaining agreement or Applicable Law have been made or reserved.

                  9.3      BUYER'S OBLIGATIONS TO EMPLOYEES.

                  (a) Buyer shall be obligated to continue the employment of the Employees or offer employment to Employees on the following basis:

                  (i) Buyer shall cause the Companies to continue the employment of all Employees;

                  (ii) With respect to Employees employed by the Asset Transferor Entities, except as set forth in subsection (iii) below, Buyer shall offer or cause an Affiliate of Buyer to offer to hire each such Employee on the Closing Date, in a comparable position, at the same or greater base salary than that enjoyed by such Employee immediately prior to the Closing Date; and

                  (iii) Buyer agrees to offer employment to all union, work council or labor represented Employees and agrees to assume the terms and conditions of any union, work council or collective bargaining agreements as in effect as the Closing Date with respect to (i) ex-U.S. Employees of a Share Transferor Entity and (ii) ex-U.S. Employees of an Asset Transferor Entity if required by Applicable Law.

                  (b) Buyer shall make the following payments or provide the following notification to Employees whom it terminates after the Closing Date:

                  (i) After the Closing Date, the Companies or the Buyer, as the case may be, will have sole responsibility for any obligations or liabilities to U.S. Employees at all locations under the Worker Adjustment and Retraining Notification Act or similar Applicable Laws of any jurisdiction relating to any plant closing or mass layoff or as otherwise required by any such Applicable Law;

                  (ii) Except to the extent Buyer has assumed the Contracts relating to individual severance obligations set forth in Section 9.3(b)(ii) of the Disclosure Schedule to which such respective agreements shall apply, Buyer shall make or cause the Companies to make a lump sum severance payment to each U.S. Employee (other than a U.S. Employee who is a member of a collective bargaining unit) whose employment is terminated by the Buyer or the Companies because of a termination without Cause (as defined herein) or reduction in the workforce or job elimination at any time within the 24-month period following the Closing Date pursuant to the terms of the Severance Policy currently in effect, as described in Section 9.3(b)(ii) of the Disclosure Schedule, and the severance payments will be in accordance with the formula set forth therein. No such severance payments shall be made if an Employee is terminated for "Cause" which for purposes of this Section shall be defined as (i) fraud or embezzlement against the Buyer or its Affiliates, falsification of records or similar acts; (ii) gross neglect of or a gross failure to perform substantial job duties,
         (iii) commission of a felony crime, or (iv) demonstrated substance abuse. Buyer shall or shall cause the Companies to make severance payments if a U.S. Employee resigns from employment with the Buyer, its Affiliates or a Company within 24 months after the Closing Date because
         (w) there is a reduction in his or her salary (other than for Cause);
         (x) there is a substantial diminution in the nature or status of the Employee's responsibilities excluding a change in title or reporting relationship; (y) there is a material reduction in employee benefits made available under Buyer's Plans from and after the Closing; or (z) a condition of continued employment is a relocation of principal work place of greater than 100 miles (provided, however, that any relocation of greater than 25 miles, but less than or equal to 100 miles, will still constitute Constructive Termination (as defined below) unless the Employee is provided with relocation benefits that are no less favorable in the aggregate than those that would have been available under the AHP Corporate Relocation Policy when AHP relocated its corporate headquarters from New York City to Madison, New Jersey) (collectively "Constructive Termination"). Buyer shall also provide outplacement services as follows: (a) for non-exempt employees, up to $1,000 per person; (b) for exempt employees earning up to $75,000, up to $5,000 per person; and (c) for exempt employees earning more than $75,000, up to 12% of base salary to a maximum of $15,000 per person. Notwithstanding the foregoing, field sales representatives will receive outplacement services from Manchester Fast Track Outplacement at a cost of $1,000 per person;

                  (iii) In the event the Buyer or its Affiliates terminates or fails to offer to hire a U.S. Employee who is covered by a collective bargaining agreement on the Closing Date and such Employee becomes entitled to severance as a result, Buyer shall be obligated to pay, or to reimburse Sellers for paying the amount of severance equal to that which would be required under the terms of such agreements; and

                  (iv) For a period equal to six months following the termination of employment of a U.S. Employee (other than a U.S. Employee who is a member of a collective bargaining unit) which triggers a severance payment under subsection (ii) or (iii) above; Buyer will also extend, or cause its Affiliate to extend coverage under its basic life insurance, medical, dental and prescription drug plans to such terminated U.S. Employees and will extend or cause its Affiliates to extend coverage under its educational assistance plan to those terminated U.S. Employees who participated in an educational assistance plan as of their date of termination each as set forth in the policy described in Section 9.3(b)(ii) of the Disclosure Schedule.

                  (v) Buyer shall, or shall cause the Companies or an Affiliate of Buyer as the case may be, to make a lump-sum severance payment to each Ex-U.S. Employee whose employment is terminated within the 24-month period following the Closing Date, or whose employment is terminated or deemed to be terminated by operation of law as a result of the transactions contemplated herein, in an amount equal to the greater of (i) the severance payment due in accordance with the applicable International Plan as set forth in Section 9.3(b)(v) of the Disclosure Schedule relating to severance payments and (ii) any greater or additional severance payments due in accordance with Applicable Laws. In addition, Buyer shall, or shall cause an Affiliate to make a severance payment if an Ex-U.S. Employee resigns because of a Constructive Termination event. Buyer shall promptly reimburse Sellers for any payments in the nature of severance payments required to be made by an Asset Transferor Entity to an Ex-U.S. Employee who becomes an Employee of Buyer or its Affiliates as a result of the transactions contemplated herein.

                  9.4 TREATMENT OF SELLERS' AND BUYER'S U.S. EMPLOYEE PLANS AND U.S. BENEFIT ARRANGEMENTS.

                  (a)(i) No assets of any defined benefit Pension Plan (except as may be otherwise provided in this Article 9 or as determined by Sellers), U.S. Employee Plan or U.S. Benefit Arrangement shall be transferred to Buyer or any of its Affiliates or to any plan of Buyer or any of its Affiliates and, except as set forth in this Article 9, the Buyer and its Affiliates shall assume no liability or obligation of Sellers or any of its Affiliates under any of the U.S. Employee Plans, the U.S. Benefit Arrangements or the Pension Plans where assets are not transferred.

                  (ii) After the Closing Date, Buyer shall provide U.S. Employees with benefit plans, policies and programs which are the same as those offered to similarly situated employees of Buyer.

                  (iii) Buyer or its Affiliates shall recognize each applicable union as the exclusive designated bargaining representative for those bargaining-unit represented Employees who become employed by the Buyer or its Affiliates hereunder, but shall not assume any of the collective bargaining agreements or the terms or provisions thereof. Buyer and its Affiliates agree to bargain in good faith with the relevant collective bargaining representatives of such Employees to establish new bargaining agreements which are mutually acceptable to Buyer and its Affiliates and to the applicable unions.

                  (iv) Buyer and the Companies shall assume all U.S. Employees' compensation, bonus and vacation liabilities, regardless of whether such liabilities relate to events which occurred on or prior to the Closing Date or to actions taken by Sellers or one of the Sellers' Affiliates or Buyer or one of its Affiliates, or to consequences which are deemed to have occurred by operation of law as a result of the transactions contemplated herein.

                  (b) Sellers shall amend their Pension Plans in the United States to provide that all service completed by the U.S. Employees for Buyer or its Affiliates after the Closing Date shall be recognized for purposes of vesting and satisfying any requirements for early retirement subsidies for benefits accrued as of the Closing Date under Sellers' Pension Plans (but not for benefit accrual purposes); provided, however, that if the cessation of accruals for the U.S. Employees under any of the Sellers' Pension Plans results in a partial termination of that Pension Plan, Sellers shall fully vest the affected U.S. Employees in that Pension Plan. Buyer maintains a Pension Plan for its employees in the United States ("Buyer's U.S. Pension Plan(s)") Buyer shall recognize U.S. Employees' service with Sellers or their Affiliates for purposes of determining retirement plan eligibility to participate, vesting of benefits, service requirements for disability, subsidized early retirement and pre-retirement death benefits under the Buyer's U.S. Pension Plan(s), but Buyer shall not be required to take such service into account for benefit accrual purposes under such plan or plans.

                  (c) Sellers shall amend the American Home Products Corporation Savings Plan - U.S., the American Home Products Corporation Savings Plan-Puerto Rico and the American Home Products Corporation Union Savings Plan (the "Sellers' U.S. Savings Plans") to provide that all U.S. Employees are fully vested in their account balances under the Sellers' U.S. Savings Plans as of the Closing Date. Buyer maintains a qualified savings plan or plans for the benefit of its employees (Buyer's U.S. Savings Plan(s)"). Buyer shall recognize U.S. Employees' service with Sellers or their Affiliates for purposes of determining eligibility to participate and vesting of benefits in Buyer's U.S. Savings Plan(s). Sellers shall transfer the assets (in cash) and liabilities attributable to the U.S. Employees from the AHP Savings Plan-U.S. and the AHP Savings Plan-Puerto Rico to Buyer's U.S. Savings Plan(s) which meet the requirements of Section 401(a) of the Code or Section 165 of the Puerto Rico Tax Act, whichever being applicable, as soon as practicable following the Closing Date. There shall be no such transfer of assets and liabilities from the AHP Union Savings Plan to any Buyer plan.

                  (d) With respect to the U.S. Employees, Sellers shall retain liability under any group life, accident, worker's compensation, medical, hospitalization, prescription drug, dental, spending account or short-term or long-term disability plan, whether or not insured, for any claims incurred on or prior to the Closing Date, and Buyer shall assume all liability for claims arising after the Closing Date under its group life, accident, worker's compensation, medical, hospitalization, prescription drug, dental, spending account or short-term or long-term disability plans (Buyer's U.S. Welfare Plans"). For purposes of this Section 9.4(d) claims shall be deemed to have arisen:

                  (i) With respect to all death or dismemberment claims, on the actual date of death or dismemberment;

                  (ii) With respect to disability or salary continuance claims, on the day the claimant became disabled or otherwise entitled to salary continuation;

                  (iii) With respect to all hospital, medical, drug or dental claims, on the date the service or supply was purchased or received by the claimant; and

                  (iv) With respect to worker's compensation claims which are single-accident specific, on the date of the occurrence, and with respect to all other worker's compensation claims, on the date the award is made.

                  (e) As of the Closing Date, all U.S. Employees shall be eligible to participate in Buyer's U.S. Welfare Plans in accordance with the terms of such plans, and employment with Sellers or their Affiliates will be taken into account for purposes of determining eligibility to participate and benefits under Buyer's U.S. Welfare Plans; provided, however, that

                  (i) U.S. Employees shall participate under Buyer's U.S. Welfare Plans as of the day after the Closing Date without any waiting periods, without evidence of insurability, and without application of any pre-existing physical or mental condition limitations except to the extent applicable under similar plans maintained by Sellers; and

                  (ii) Buyer shall count claims arising during the calendar year on or prior to the Closing Date for purposes of satisfying deductibles, out-of pocket maximums, and all other similar limitations.

                  (f) Sellers maintain a program of medical and life insurance benefits for certain retired employees ("AHP U.S. Retiree Welfare Plans"). All U.S. Employees who satisfy the eligibility criteria for benefits under the AHP U.S. Retiree Welfare Plans as of the Closing Date shall receive such benefits from the AHP U.S. Retiree Welfare Plans following their termination from Buyer or its Affiliates in accordance with the terms of the AHP U.S. Retiree Welfare Plans as of such date. However, U.S. Employees who are eligible for medical coverage under Buyer's medical plan shall receive primary coverage under such Buyer's medical plan with the AHP U.S. Retiree Welfare Plans being responsible for secondary coverage. U.S. Employees shall be eligible to participate in Buyer's U.S. retiree welfare plans ("Buyer's U.S. Retiree Welfare Plans") in accordance with the terms of such plans and Buyer shall recognize service with Sellers or their Affiliates for purposes of determining eligibility to participate and for benefits.

                  (g) Buyer shall be responsible for any legally mandated continuation of health care coverage for all U.S. Employees and/or their covered dependents who have a loss of health care coverage due to a qualifying event (as defined in Section 4980B of the Code) that occurs after the Closing Date.

                  9.5      INTERNATIONAL EMPLOYEES OF THE EUROPEAN UNION ("EU").

                  (a) Notwithstanding Section 9.3(a)(ii), Sellers and Buyer accept and agree that the transfer of employment of the Ex-U.S. Employees in the EU countries (hereinafter referred to as "European Employees") will be effected and governed by the Transfer Provisions (defined below) and accordingly the contract of employment of each European Employee shall be assumed by Buyer or its Affiliate with effect from the Closing Date which shall be the time of transfer under the Transfer Provisions.

                  (b) Buyer shall ensure that its Affiliates (where necessary) comply with their respective obligations under the Transfer Provisions and upon request provide Sellers or the relevant Sellers' Affiliate with such information as will enable either Sellers or its Affiliate as the case may be to carry out its duties under the Transfer Provisions concerning measures to effectuate the transfer of the European Employees to Buyer.

                  (c) "Transfer Provisions" means any legislation implementing the provisions of Directive 77/187/EEC commonly called the Acquired Rights Directive or Transfer of Undertakings Directive.

                  9.6      TREATMENT OF SELLERS' INTERNATIONAL PLANS.

                  (a) Buyer shall provide, or cause its Affiliates to provide the Ex-U.S. Employees with plans, programs and benefits which are the same as those provided to similarly situated employees of Buyer. If Buyer does not currently have other employees in a particular country, Buyer shall provide benefit plans, policies or arrangements which are reasonably comparable in the aggregate to those provided to Ex-U.S. Employees By Seller immediately prior to the Closing Date.

                  (b) Except as expressly set forth in this Section 9.6(b), and as required by Applicable Law or determined by Sellers, no assets of any International Plan, which is a defined benefit pension plan, shall be transferred to Buyer or any of its Affiliates or to any plan of Buyer or any of its Affiliates. Buyer shall assume, or cause its Affiliates to assume through an appropriate form of plan or trust, the assets and corresponding liabilities of any defined contribution plan, individual account plan, or fully insured plan without potential for reversion (fully insured shall mean benefits accrued to date are purchased and insured by an insurance carrier) maintained by Sellers, the Companies or any of their Affiliates for the benefit of the Ex-U.S. Employees, to the extent that any liabilities so assumed are funded and supported by a transfer of assets or insurance to the appropriate Buyer plan or trust. The value of fully insured plans shall be determined as of the Closing Date based on the assumption that the plans will be maintained by Buyer or its affiliates for the benefit of Ex-U.S. Employees and will not be terminated.

                  (c) With respect to any defined benefit plan which is required under Applicable Law to transfer assets and liabilities to the Buyer and with respect to the International Plans set forth in Section 9.6(b) of the Disclosure Schedule, the assets and liabilities to be transferred shall be based on reasonable actuarial assumptions and generally accepted valuation methods as determined by Sellers' actuary subject to the review of the Buyer's actuary. In the event the actuaries are unable to agree on the valuation of the assets and liabilities, an expert shall be appointed by the Institute of Actuaries in London. The parties shall share the cost arising from the appointment of such independent third party expert. The calculation of the assets and liabilities by such appointed actuary as expert shall be final and binding on both parties in the absence of manifest error.

                  (d) Sellers shall take whatever action is reasonably required to ensure that such plans and arrangements and all related plan assets or reserves are maintained by, and subject to the control of, the Companies on or prior to the Closing Date.

                  (e) Sellers shall, and shall cause its Affiliates, to fully vest the Ex-U.S. Employees in any accounts maintained under any International Plans as of the Closing Date which are defined contribution in nature. Buyer shall recognize each Ex-U.S. Employee's service with Sellers and Sellers' Affiliates for purposes of determining retirement and savings plan eligibility for participation, vesting of benefits, and service requirements for disability, subsidized early retirement and preretirement death benefits under the appropriate Buyer's International Retirement and Savings Plans, but not benefit accrual purposes under the appropriate Buyer's International Retirement Plan.

                  (f) With respect to all Ex-U.S. Employees, Sellers shall retain liability under any group life, accident, worker's compensation, medical, hospitalization, prescription drug, dental or short-term or long-term disability plan, whether or not insured, for any claims incurred on or prior to the Closing Date and Buyer shall assume all liability for claims arising after the Closing Date under any group life, accident, worker's compensation, medical, hospitalization, prescription drug, dental or short-term or long-term disability plan ("Buyer's International Welfare Plans"). For purposes of this Section 9.6(f), claims shall be deemed to have arisen:

                  (i) with respect to all death or dismemberment claims, on the actual date of death or dismemberment;

                  (ii) with respect to disability or salary continuance claims, on the day the claimant became disabled or otherwise entitled to salary continuation;

                  (iii) with respect to all hospital, medical, drug or dental claims, on the date the service or supply was purchased or received by the claimant; and

                  (iv) with respect to worker's compensation claims which are single accident specific, on the date of the occurrence, and with respect to all other worker's compensation claims, on the date the award is made.

                  (g) As of the Closing Date, all Ex-U.S. Employees shall be eligible to participate in the appropriate Buyer's International Welfare Plans in accordance with the terms of such plans, and employment with Sellers and its Affiliates shall be taken into account for purposes of determining eligibility for participation and benefits under Buyer's International Welfare Plans; provided, however, that (i) Ex-U.S. Employees shall participate under Buyer's International Welfare Plans as of the day immediately after the Closing Date without any waiting periods, without any evidence of insurability, and without application of any pre-existing physical or mental condition limitations, except to the extent not permitted under Buyer's International Plans; provided, however, that Buyer shall make reasonable efforts to adopt any necessary amendments to such plans to permit participation as described above and (ii) Buyer shall count claims arising on or prior to the Closing Date for purposes of satisfying deductibles, out-of-pocket maximums, and other similar limitations in Buyer's International Welfare Plans.

                  (h) Buyer and the Companies shall assume all Ex-U.S. Employees' compensation, bonus and vacation liabilities, regardless of whether such liabilities relate to events which occurred on or prior to the Closing Date, or to actions taken by Sellers or its Affiliates, or Buyer or its Affiliates, or to consequences which are deemed to occur by operation of law as a result of the transactions contemplated herein.

                  9.7      STOCK OPTIONS.

                  AHP shall be responsible for and incur any and all costs of stock option compensation for all Employees with stock options from AHP. This includes payments, if any, that may be made to Employees in Sellers sole discretion relating to "in-the-money" non-exercisable stock options as of the Closing Date. AHP shall be liable for any payments, withholding obligations and reporting obligations that arise on or after the Closing Date under any applicable AHP Stock Option or Stock Incentive Plan.

                  9.8      NO THIRD PARTY BENEFICIARIES.

                  No provision of this Agreement shall create any third party beneficiary or other rights in any Employee (including any beneficiary or dependent thereof) or any persons in respect of continued employment with any of the Companies, with Sellers, or with any of their Affiliates and no provision of this Agreement shall create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any U.S. Employee Plan or U.S. Benefit Arrangement, any International Plan or any plan or arrangement which may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on the right of Buyer, any of the Companies or any Affiliates of Buyer to terminate any Employee at will.

                  ARTICLE 10 TERMINATION, AMENDMENT AND WAIVER

                  10.1     TERMINATION.

                  This Agreement may be terminated at any time prior to the Closing Date:

                  (a)      by mutual consent of Buyer and Sellers;

                  (b) by Buyer or Sellers if the Closing shall not have occurred on or prior to December 31, 2000, provided, however, that the right to terminate under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date of any liability of such party to the other party hereunder for such failure; or

                  (c) subject to Section 7.4, by Buyer or Sellers if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission of the United States or political subdivision thereof or European Union or member state thereof shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable.

                  The date on which this Agreement is terminated pursuant to any of the foregoing subsections of this Section 10.1 is herein referred to as the "Termination Date."

                  10.2     EFFECT OF TERMINATION.

                  (a) Except as set forth in Sections 7.1, 7.3 and 10.2(b), upon the termination of this Agreement pursuant to Section 10.1, all further obligations of the parties under this Agreement shall terminate without further liability of any party to the others, except that nothing herein shall relieve any party from liability for breach of any provision of, or for any misrepresentation under this Agreement, or be deemed to constitute a waiver of any available remedy for any such breach or misrepresentation.

                  (b) If (i) Buyer shall not have agreed to nor effected all divestitures, holding separate of businesses or assets or other actions necessary to obtain, or caused to be obtained, as promptly as practicable all authorizations, approvals, consents and waivers from Governmental Authorities necessary to be obtained by Buyer or its Affiliates in order to consummate the transactions contemplated hereby and (ii) this Agreement shall have been terminated pursuant to Section 10.1(b) or (c), XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX.

                           ARTICLE 11 INDEMNIFICATION

                  11.1     INDEMNIFICATION.

                  (a) Except with respect to any claim related to Taxes, for which Section 7.5 of this Agreement shall provide the sole and exclusive remedy, and any claim or liability related to Environmental Law or environmental matters or the breach of Section 4.13 of this Agreement, for which Sections 11.1(d) through (h), inclusive, shall provide the sole and exclusive remedy of Buyer, and subject to Section 11.3, Sellers shall indemnify, defend and hold harmless Buyer and its Affiliates, officers, directors, employees and controlling Persons from any liability, damage, deficiency, loss, judgments, assessments, cost or expense, including reasonable attorneys' fees and costs of investigating and defending against lawsuits, complaints, actions or other pending or threatened litigation (being hereafter referred to in this Article 11 as "Costs"), arising from or attributable to:

                  (i) the breach of any representation or warranty made by the Sellers in this Agreement (it being understood that, for the purposes of this Article XI, such representations and warranties (other than the representations and warranties set forth in Sections 4.4, 4.5, 4.6 and 4.13) will be interpreted without giving effect to any qualifications or limitations as to "Material Adverse Effect");

                  (ii) any failure of Sellers or their Affiliates to perform or observe any covenant or agreement to be performed or observed by such entities pursuant to this Agreement;

                  (iii)    the Excluded Liabilities;

                  (iv) product liabilities arising out of products shipped by the Business prior to the Closing Date;

                  (v) the actions in litigation against the Sellers and/or their Affiliates listed under the caption "Antitrust Matters" in Section 4.11(a) of the Disclosure Schedule (or actions claiming violation of antitrust laws arising out of activities substantially similar to those alleged in such litigation) and any other litigation claiming violation by the Business of antitrust or competition laws pending or, to the knowledge of Sellers, threatened as of the Closing Date;

                  (vi) the actions in litigation against the Sellers and/or their Affiliates listed under the caption "Employee Matters" in Section 4.11(a) of the Disclosure Schedule and any other litigation on behalf of employees or former employees of the Business pending or, to the knowledge of Sellers, threatened as of the Closing Date; provided, however, that, notwithstanding anything to the contrary herein, the Sellers shall be responsible for all Costs attributable to periods up to the Closing Date and the Buyer shall be responsible for all Costs attributable to periods thereafter;

                  (vii) the actions in litigation against the Sellers and/or their Affiliates listed under the caption "Intellectual Property Litigation" in Section 4.11(a) of the Disclosure Schedule claiming infringement of third party intellectual property rights and Cheapfleet and Sharp libel actions set forth in Section 4.11 of the Disclosure Schedule and any other litigation claiming infringement by the Business of third party intellectual property rights pending or, to the knowledge of Sellers, threatened as of the Closing Date; provided, however, that, notwithstanding anything to the contrary herein, the Sellers shall be responsible for all Costs attributable to sales of products up to the Closing Date and the Sellers and, subject to Section 11.2(d), the Buyer shall share equally all Costs attributable to sales of products thereafter;

                  (viii) any claim or cause of action of any third party (other than product liability claims and causes of action and any claims and causes of action subject to indemnification under the foregoing clauses
         (v), (vi) and (vii)) to the extent arising out of, any action, inaction or event of the Companies, the Asset Transferor Entities, the Sellers (with respect to the Business) or the Business occurring prior to the Closing except to the extent arising out of any action, inaction or event of the Buyer and its Affiliates (including the Companies) occurring after the Closing.

                  (b) Except with respect to any claim related to Taxes for which Section 7.5 of this Agreement shall be the sole and exclusive remedy of Sellers, Buyer shall indemnify and hold harmless Sellers, their officers, directors, employees and Affiliates from Costs arising from or attributable to:

                  (i) the breach of any representation or warranty made by Buyer in this Agreement;

                  (ii) any failure of Buyer duly to perform or observe any covenant or agreement to be performed or observed by Buyer pursuant to this Agreement;

                  (iii)    the Assumed Liabilities;

                  (iv) except for the matters for which Sellers would be obligated to indemnify Buyer under Section 11.1(a) and 7.6, all liabilities of the Companies arising out of the conduct of the Business after the Closing;

                  (v) Sellers' or their Affiliates' obligations under the guaranties, letters of credit and comfort letters described in
         Section 7.10 of the Disclosure Schedule; and


                  (vi) any violation of Environmental Laws arising out of or relating to any of the Real Property or any premises owned or leased by Buyer or its Affiliates or at which the Business has been conducted by the Buyer or its Affiliates, or any Release or threatened Release of any Hazardous Substance at, on, beneath or from any of the Real Property or any premises owned or leased by Buyer or its Affiliates or at which the Business has been conducted by the Buyer or its Affiliates, or Release or threatened Release of any Hazardous Substance at, on or beneath any third-party waste disposal site to which any Hazardous Substance has been sent by the Companies, or to the extent related to the Business, the Buyer or its Affiliates (or any successor to the Business) on or after the Closing Date, and for which, in the case of the foregoing, only to the extent that Buyer is not entitled to indemnification pursuant to Sections 11.1(d) through 11.1(h), inclusive.

                  (vii) any failure of Buyer to assume the union, work council or collective bargaining agreements as in effect on the Closing Date applicable to Ex-U.S. Employees of an Asset Transferor Entity.

                  (c) Sellers and Buyer shall indemnify each other for all Taxes for the periods and in the manner described in Section 7.5.

                  (d) Other than with respect to the Real Property located in Paulinia, Brazil and Genay, France, which are addressed in paragraph 11.1(h), notwithstanding any time or dollar limitations placed upon Sellers' indemnification obligations elsewhere in this Agreement, which shall not apply to this subparagraph (d), Sellers shall indemnify, defend and hold harmless Buyer, the Companies and their Affiliates, officers, directors, employees and controlling persons against any and all Costs arising from or attributable to:

                  (i) any pre-Closing Date violation of Environmental Laws by the Sellers, the Asset Transferor Entities or the Companies arising out of or relating to any of the Real Property or any premises at which the Business has been conducted of which Sellers have knowledge, including without limitation, those matters disclosed in Section 4.13 of the Disclosure Schedule or (ii) any investigation and remediation, if any, required by applicable Environmental Law, to the standard required by applicable Environmental Law, of those matters disclosed in the Environmental Reports contained in Section 4.13 of the Disclosure Schedule or (iii) any Release or threatened Release at, on or beneath any third-party waste disposal site to which any Hazardous Substance of which Sellers have knowledge generated prior to the Closing by the Companies or, to the extent related to the Business, Sellers or the Asset Transferor Entities has been sent prior to Closing, including, without limitation, those matters disclosed in Section 4.13 of the Disclosure Schedule or (iv) any breach of Section 4.13 of this Agreement

                  (e) Other than with respect to the Real Property located in Paulinia, Brazil and Genay, France, which are addressed in paragraph 11.1(h), Sellers shall indemnify, defend and hold harmless Buyer, the Companies and their Affiliates, officers, directors, employees and controlling persons against any and all Costs, arising from or attributable to: (A) any pre-Closing Date violation of Environmental Laws by Sellers, the Asset Transferor Entities or the Companies arising out of or relating to any of the Real Property or any premises at which the Business has been conducted of which Sellers have no knowledge, or
(B) any pre-Closing Date Release or threatened Release of any Hazardous Substance at, on, beneath or from any of the Real Property or any premises at which the Business has been conducted of which Sellers have no knowledge; or (C) any Release or threatened Release at, on or beneath any third-party waste disposal site to which any Hazardous Substance of which Sellers have no knowledge generated prior to the Closing Date by the Companies or, to the extent related to the Business, the Sellers or the Asset Transferor Entities has been sent prior to Closing.

                  (f) Sellers indemnification obligations contained in Section 11.1(e) shall only apply to claims made by Buyer which are tendered to Sellers within XXXXXXXXXXXXXX of the Closing Date; provided, however, that any claim pursuant to Section 11.1(e) for which notice is tendered to Sellers within such XXXXXXXXXXXXXXXXXXXX shall be indemnified by Sellers to full completion or satisfaction. In addition, Buyer, the Companies and their Affiliates, officers, directors, employees and controlling persons shall not be entitled to receive any Costs for any individual claim under Section 11.1(e) until XXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX.
For purposes of this section, Costs arising out of or resulting from the same event or series of related events shall constitute an individual claim.

                  (g) Notwithstanding any other provisions contained in Section 11.1, (A) Sellers shall have the power and right to direct, manage and control, and take such actions as are reasonably necessary in connection with, any defense, remediation, or other resolution of any claim, event or condition subject to indemnification under Sections 11.1(d) and 11.1(e), and Buyer shall provide Sellers with access to any Real Property reasonably necessary for Sellers to exercise their rights under this Section 11.1(g) provided, in the case of each of the foregoing, that Sellers shall have first notified and consulted with Buyer with respect thereto; and provided, further, that to the extent any claim, event or condition subject to indemnification involves or requires work to be performed at any of the Real Property, Sellers shall (i) comply with all applicable laws (including, without limitation, Environmental
Laws); (ii) use the Real Property in a manner that will not unreasonably interfere with the operations or business thereon or compromise the safety of the Real Property; (iii) make all reasonable efforts to restore the Real Property to its condition immediately prior to the commencement of Sellers' work; and (iv) furnish or cause to be furnished to Buyer certificates of insurance evidencing coverage maintained by Sellers' agents, employees, independent contractors, subcontractors, suppliers or environmental consultants ("Sellers' Representatives") who are performing the work at the Real Property, which coverage shall be reasonable and customary for the type of work being performed at the Real Property. With respect to the Resende, Brazil facility, Sellers have elected to exercise their rights under this Section 11.1(g)(A), and Buyer agrees to enter into an access agreement at the Closing in the form attached hereto as Exhibit D. (B) Buyer agrees that, in exercising its rights under Sections 11.1(d) and 11.1(e), no environmental audit or other assessment will be undertaken for the purpose of discovering any conditions that might result in Costs with respect to which Sellers would be required to provide indemnification pursuant to Sections 11.1(d) or 11.1(e) unless required to do so by a demand, complaint, order or directive of a Governmental Authority acting within the scope of its jurisdiction or authority or by a prospective purchaser, lessee, financial institution or other similar party as part of a sale, lease, financing or other commercial transaction, except that Buyer may conduct reasonable environmental inspections and compliance audits and assessments of the Business and its assets and properties in the ordinary course as part of a compliance program so long as any inspection or audit is performed in a manner consistent with the manner in which Buyer generally conducts such inspections or audits for its other facilities.

                  (h) With respect to the Real Property and facilities located at XXXXXXXXXXXXX and XXXXXXXXXXXXXXXX, Sellers shall indemnify, defend and hold harmless Buyer and its Affiliates, officers, directors, employees and controlling persons for Costs arising out of or related to indemnification obligations of Sellers and their Affiliates under the XXXXXXXXXXXXXXXXXX subject to the same limitations, terms and conditions stated in such agreements.

                  11.2     PROCEDURES.

                  (a) Promptly after the receipt by any Person that may be entitled to indemnity hereunder of notice or otherwise becoming aware of (a) any claim or (b) the commencement of any action or proceeding which may give rise to a claim for indemnification hereunder, such Person (the "Aggrieved Party") will, if a claim with respect thereto is to be made against the party or parties obligated to provide indemnification pursuant to this Article 11 (the "Indemnifying Party"), give such Indemnifying Party written notice of such claim or the commencement of such action or proceeding and, shall permit the Indemnifying Party to assume, at its own expense, the defense of any such claim, action or proceeding, or any litigation resulting from such claim, and, upon such assumption, shall cooperate fully with the Indemnifying Party in the conduct of such defense. This duty on the part of the Aggrieved Party to cooperate in such defense shall include, but not be limited to, (i) providing assistance in compiling and verifying responses to discovery requests, (ii) providing reasonable access to its employees for purposes of consulting, performing laboratory testing, providing deposition and trial testimony and providing expert opinions at depositions and trials and (iii) making available to the Indemnifying Party all books and records as may have relevance to the defense. Failure by the Indemnifying Party to notify the Aggrieved Party of its election to defend any such action within 15 days after notice thereof shall have been given to the Indemnifying Party, shall be deemed a waiver by the Indemnifying Party of its right to defend such action. If the Indemnifying Party assumes the defense of any such claim or litigation resulting therefrom, the obligations of the Indemnifying Party as to such claim or litigation shall be limited to taking all steps reasonably deemed necessary in the defense or settlement of such claim or litigation resulting therefrom and to holding the Aggrieved Party harmless from and against any and all Costs caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation resulting therefrom (subject to Section 11.3). The Aggrieved Party may participate, at its expense, in the defense of such claim or litigation, provided that the Indemnifying Party shall direct and control the defense of such claim or litigation; provided, further, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgement of the Aggrieved Party for the same counsel to represent both the Indemnifying Party and the Aggrieved Party, then the Aggrieved Party shall be entitled to retain its own counsel, in each jurisdiction for which the Aggrieved Party determines counsel is required, at the Indemnifying Party's expense. Subject to Section 11.3, the Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment, except with the written consent of the Aggrieved Party, or enter into any settlement, except with the written consent of the Aggrieved Party which, in either case, may not be unreasonably withheld, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Aggrieved Party of a full and complete release from any and all liability in respect of such claim or litigation, and which judgement or settlement shall not impose any on-going obligations on the Aggrieved Party.

                  (b) If the Indemnifying Party shall not assume the defense of any such claim or litigation resulting therefrom, the Aggrieved Party may defend against such claim or litigation in such manner as it may deem appropriate and the Aggrieved Party may settle such claim or litigation on such terms as it may deem appropriate, and the Indemnifying Party shall promptly reimburse the Aggrieved Party for the amount of all Costs incurred by the Aggrieved Party in connection with the defense against or settlement of such claim or litigation, subject to Section 11.3. If no settlement of such claim or litigation is made, the Indemnifying Party shall promptly reimburse the Aggrieved Party for the amount of any Costs incurred by the Aggrieved Party in the defense against such claim or litigation, subject to Section 11.3.

                  (c) If there shall be any conflicts between the provisions of this Section 11.2 and Section 7.6(c) (relating to Tax contests), the provisions of Section 7.6(c) shall control with respect to Tax contests.

                  (d) In the event Seller and Buyer are unable to agree on the terms of settlement of an infringement claim subject to Section 11.1(a) (vii), any additional Costs that Seller or Buyer incurs and/or pays to such third party at a later date based on a Court decision or a settlement above and beyond the proposed earlier settlement with respect to post closing infringing activities, which earlier settlement either the Seller or Buyer had rejected, shall be for the sole account and obligation of the rejecting party if such other party had advised the rejecting party that it was prepared to accept such earlier settlement terms.

                  11.3     LIMITATIONS.

                  Notwithstanding anything to the contrary contained herein, with respect to each and every claim for indemnification under XXXXXXXXXXXXXXXXXXXXXXXXXXX, the Aggrieved Party shall not be entitled to seek indemnification unless and until XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
(in which event, subject to the other provisions of this Section 11.3, the Aggrieved Party shall be entitled to seek indemnification for the entire amount of such claim) (it being understood and agreed that only the Costs arising out of a single event or series of related events shall constitute an individual claim). An Aggrieved Party shall not be entitled to recover any Costs under XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXX (the "Minimum Loss"), at which time the indemnification provided under
Section 11.1 shall apply to all Costs in excess of the Minimum Loss and the maximum liability under XXXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXXX for an Indemnifying Party shall not exceed XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX in the aggregate. Notwithstanding anything to the contrary contained herein, a party shall not be entitled to indemnification under Article 11 with respect to any particular matter if and to the extent a Purchase Price adjustment has been made with respect to such specific matter pursuant to Section 3.6 or Section 7.6(f). It is understood that this Section 11.3 shall not apply to the environmental indemnification provisions set forth in Sections 11.1(d) through (h), inclusive.

                  11.4     INDEMNIFICATION AS SOLE REMEDY.

                  Absent fraud, the indemnification provided in this Article 11 and Article 7, subject to the limitations set forth herein, shall be the exclusive post-Closing remedy for damages available to any Aggrieved Party arising out of or relating to this Agreement and the purchase and sale of the Business hereunder.

                          ARTICLE 12 GENERAL PROVISIONS

                  12.1     PUBLIC STATEMENTS.

                  Prior to the Closing, or afterward, so long as this Agreement is in effect, none of the parties hereto shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without consulting with and obtaining the consent of the other party, which shall not be unreasonably withheld; provided, however, that such consent shall not be required where such release or announcement is required by applicable law.

                  12.2     NOTICES.

                  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by reputable overnight courier or certified mail (return receipt requested) or sent by telecopier (confirmed thereafter by such certified mail) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

                  (a)      if to Sellers:

                           c/o American Home Products Corporation
                           Five Giralda Farms
                           Madison, New Jersey 07940
                           Attention: Chief Financial Officer
                           Telecopier Number: (973) 660-7156

                           with a copy to:

                           American Home Products Corporation
                           Five Giralda Farms
                           Madison, New Jersey 07940
                           Attention: General Counsel
                           Telecopier Number: (973) 660-6030

                  (b)      if to Buyer:

                           Crop Protection Products Division
                           BASF Aktiengesellschaft
                           Carl-Bosch-Strasse 67
                           67114 Limburgerhof
                           Germany

                           Telecopier Number: 011-49-621-60-27144
                           Attn.: President Crop Protection Division
                           (AP)

                           with a copy to:

                           BASF Aktiengesellschaft
                           Carl-Bosch-Strasse 38
                           67056 Ludwigshafen
                           Germany

                           Telecopier Number: 011-49-621-60-41789
                           Attn.: Central Legal Department (ZRR)

                  Notice so given shall (in the case of notice so given by mail) be deemed received on the third calendar day after mailing or when received if sent by a reputable overnight courier and (in the case of notice so given by telecopier or personal delivery) on the date of actual transmission or (as the case may be) personal delivery.

                  12.3     SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

                  The respective representations and warranties of the parties hereto shall survive the Closing and shall remain in full force and effect, provided, however, that (a) the representations and warranties in Section 4.6 with respect to any Taxes shall survive until the applicable statute of limitations has run for such Taxes, (b) XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX.
If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by an Aggrieved Party to the Indemnifying Party, then the relevant representations and warranties shall survive as to such claim until the claim has been finally resolved.

                  12.4     AMENDMENT.

                  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  12.5     WAIVER.

                  At any time prior to the Closing, any term, provision or condition of this Agreement may be waived in writing (or the time for performance of any of the obligations or other acts of the parties hereto may be extended) by the party that is entitled to the benefits thereof. Failure by a party hereto on one or more occasions to avail itself of a right conferred by this Agreement shall in no event be construed as a waiver of such party's right to enforce said right or any other right in the future.

                  12.6     PARTIES IN INTEREST.

                  This Agreement may not be assigned by a party without the prior written consent of the other parties hereto, except that Buyer may assign all or any portion of its rights and obligations hereunder to any Affiliate of Buyer; provided, however, that no such assignment shall relieve Buyer of its obligations hereunder. This Agreement shall not run to the benefit of or be enforceable by any Person other than a party to this Agreement and, subject to the first sentence of this Section, its successors and assigns.

                  12.7     SELLERS' KNOWLEDGE.

                  When "to the knowledge of Sellers" or similar phrase is used herein it shall refer to the actual knowledge of the President, Executive Vice President, Sr. Vice President and Vice Presidents of the Global Agricultural Products Division and the Global Agricultural Products Research Division, in each case, after due inquiry.

                  12.8     GOVERNING LAW; MISCELLANEOUS.

                  This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; is not intended to confer upon any other Person any rights or remedies hereunder; and shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of New York. The parties hereto agree that the U.S. District Court for the Southern District of New York shall have exclusive jurisdiction over any dispute or controversy arising out of or in relation to this Agreement and any judgment, determination, arbitration award, finding or conclusion reached or rendered in any other jurisdiction shall be null and void between the parties hereto. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

                  This Agreement may be executed in one or more counterparts which together shall constitute a single agreement. If any provisions of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

                  12.9     DISCLOSURE SCHEDULE.

                  The disclosure of any matter in the Disclosure Schedule shall expressly not be deemed to constitute an admission by Sellers or Buyer of its requirement to be disclosed or to otherwise imply that any such matter is material for the purposes of this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

                                           AMERICAN CYANAMID COMPANY

                                            By:______________________________
                                               Name:
                                               Title:

                                            AMERICAN HOME PRODUCTS CORPORATION

                                            By:______________________________
                                                Name:
                                                Title:

                                            BASF AKTIENGESELLSCHAFT

                                            By:______________________________
                                                 Name:
                                                 Title:

                                            BASF AKTIENGESELLSCHAFT

                                            By:______________________________
                                                  Name:
                                                  Title: